Exhibit 10.1

Execution copy

DATED                                                      2016

XINDA HOLDING (HK) COMPANY LIMITED
(as Borrower)

THE COMPANIES NAMED HEREIN
(as Original Guarantors)

STANDARD CHARTERED BANK (HONG KONG) LIMITED
(as Mandated Lead Arranger and Bookrunner)

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN
(as Original Lenders)

STANDARD CHARTERED BANK (HONG KONG) LIMITED
(as Facility Agent)

and

STANDARD CHARTERED BANK (HONG KONG) LIMITED
(as Security Agent)

________________________________

FACILITY AGREEMENT
relating to
US$180,000,000 Term Loan Facility
________________________________

Baker & McKenzie
14th Floor, Hutchison House
Hong Kong

30.	Notices	102
31.	Calculations And Certificates	105
32.	Partial Invalidity	106
33.	Remedies And Waivers	106
34.	Amendments And Waivers	106
35.	Counterparts	107
36.	Governing Law	107
37.	Enforcement	108

SCHEDULE 1 The Original Lenders		109

SCHEDULE 2
	Part I Conditions Precedent	110
	Part II Conditions Precedent Required To Be Delivered By An Additional Guarantor	113

SCHEDULE 3
	Part I Form Of Utilisation Request	115
	Part II Selection Notice	117
	Part III Form Of Accession Letter	118

SCHEDULE 4 Form Of Transfer Certificate		120

SCHEDULE 5 Form Of Compliance Certificate		123

SCHEDULE 6 Form Of Subordination Deed		124

SCHEDULE 7 Corporate Structure Chart		125

SIGNATURE PAGE		126

THIS AGREEMENT is dated  2016 and made between:
(1)	XINDA HOLDING (HK) COMPANY LIMITED (company no. 1241699), a company incorporated with limited liability under the laws of Hong Kong with its registered office at Room 5213, 52/F., The Center, 99 Queen's Road Central, Hong Kong as borrower (the "Borrower");
(2)	CHINA XD PLASTICS COMPANY LIMITED, a corporation with entity no. E0840002005-5 and NV business ID no. NV20051756200 established under the laws of the State of Nevada, the United States of America with shares listed on NASDAQ (ticker: CXDC.NASDAQ) (the "Parent Guarantor"); FAVOR SEA LIMITED (輝海有限公司), a BVI business company incorporated with limited liability under the laws of the British Virgin Islands whose registered office is at P.O. Box 438, Road Town, Tortola, British Virgin Islands (the "Guarantor B"); XINDA (HK) TRADING COMPANY LIMITED (company no. 2047381), a company incorporated with limited liability under the laws of Hong Kong with its registered office at Room 5213, 52/F., The Center, 99 Queen's Road Central, Hong Kong (the "Guarantor C"); AL COMPOSITES MATERIALS FZE, a Jebel Ali Free Zone establishment incorporated under the Implementing Regulations No. 1/92 pursuant to Dubai Law No. 9 of 1992 with its registered office at Plot No. S31004 and warehouse number RA07BB01 Jebel Ali Free Zone, P.O. Box No. 263105, Emirate of Dubai, United Arab Emirates (the "Guarantor D"), all as original guarantors (the "Original Guarantors");
(3)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as mandated lead arranger and bookrunner (the "Mandated Lead Arranger and Bookrunner");
(4)	THE BANKS AND OTHER FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");
(5)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as agent of the Finance Parties (other than itself) (the "Facility Agent"); and
(6)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as security agent in respect of the Security Documents for itself and other Finance Parties (the "Security Agent" and such expression includes any of its delegates or co-security agent, if applicable).
IT IS AGREED as follows:
1. DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
"Accession Date" means the date on which an Accession Letter is dated.

"Accession Letter" means a letter substantially in the form set out in Part III of Schedule 3 (Requests).
"Account Bank" means Standard Chartered Bank (Hong Kong) Limited.
"Account Charge" means the charge entered or to be entered into by the Borrower and the Security Agent whereby the Borrower grants Security to the Security Agent for the benefit of the Finance Parties over the DSRA.
"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 25.2 (Accession as Additional Guarantor).
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"APLMA" means the Asia Pacific Loan Market Association Limited.
"Assignment of Loans" means the deed of assignment of loans made or to be made by the Borrower (as assignor) in favour of the Security Agent with respect to all the rights and interests of the Borrower under or in connection with its present and future intercompany loans advanced from time to time by the Borrower to any other member of the Group.
"Applicable GAAP" means:
(a)	in relation to the Borrower, HK GAAP; or

(b)	in relation to the Parent Guarantor, US GAAP; or

(c)	in relation to each other Guarantor, the generally accepted accounting principles of the jurisdiction or the principal place of business of that Guarantor.
"Assignment Agreement" means an agreement substantially in a recommended form of the APLMA or any other form agreed between the relevant assignor, assignee and the Facility Agent.
"Authorisation" means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or
(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement up to and including the earlier of (a) the date which falls three (3) months thereafter and (b) the day on which the Available Facility is reduced to zero under the terms of this Agreement.
"Available Commitment" means at any time, a Lender's Commitment minus:
(a)	the aggregate amount of its participations in any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the aggregate amount of its participations in any Loan that is due to be made on or before the proposed Utilisation Date.
"Available Facility" means, at any time, the aggregate for the time being of each of the Lenders' Available Commitments.
"Break Costs" means the amount (if any) by which:
(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Hong Kong and in relation to a day for payment or purchase of US Dollars, New York.
"BVI" means the British Virgin Islands.
"Change of Control" occurs when:
(a)	Mr. Han (i) is no longer the single largest beneficial owner of the Parent Guarantor (whilst the term "beneficial owner" is as defined in Section 13(d) of the Securities Exchange Act of 1934 of the United States, as amended from time to time, and the rules and regulations thereunder) or (ii) no longer beneficially owns not less than 35% of the entire issued share capital of the Parent Guarantor;

(b)	the Parent Guarantor is no longer the direct beneficial owner of the entire issued share capital of Guarantor B;
(c)	the Guarantor B is no longer the direct beneficial owner of the entire issued share capital of the Borrower;
(d)	the Borrower is no longer the direct beneficial owner of the entire issued share capital of Guarantor C;
(e)	the Borrower is no longer the direct beneficial owner of the entire issued share capital of Guarantor D;
(f)	the Borrower is no longer the beneficial owner of the entire equity interests and registered capital of HLJ Xinda; or
(g)	the Borrower is no longer the beneficial owner of the entire equity interests and registered capital of Sichuan Xinda.
"Charged Property" means all of the assets of any or all of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means:
(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount in US Dollars of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment in US Dollars transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Compliance Certificate" means a certificate delivered pursuant to Clause 19.2 (Compliance Certificate) and signed by a director of the Parent Guarantor substantially in the form set out in Schedule 5 (Form of Compliance Certificate).
"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 24 (Disclosure of information); or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
"Deal Site" has the meaning given to it in Clause 30.4 (Use of a Deal Site by the Facility Agent).
"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under any Finance Document or any combination of any of the foregoing) be an Event of Default.
"Disruption Event" means either or both of:
(a)	a material disruption to the payment systems of an Obligor or to the financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either case) is not caused by, and is beyond the control of the Party whose operations are disrupted.
"DSRA" means the Borrower's US Dollar account opened and maintained with the Account Bank numbered 44717997696 into which the Interest Reserve Amount is to be paid.
"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.
"Environmental Law" means any applicable law in any jurisdiction in which a member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
"Environmental Licence" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of a member of the Group conducted on or from the properties owned or used by such member of the Group.
"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the relevant Parties setting out any of the fees referred to in Clause 11 (Fees).
"Final Maturity Date" means the day which falls twenty-four (24) Months after the first Utilisation Date.
"Finance Documents" means collectively, this Agreement, the Fee Letters, the Security Documents, any Utilisation Request and any other document designated as such by the Facility Agent and the Borrower.
"Finance Party" means a Transaction Agent, the Mandated Lead Arranger and Bookrunner or a Lender.
"Financial Indebtedness" means, any indebtedness for or in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Applicable GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)	shares which are expressed to be redeemable (except at the option of the issuer) prior to the Final Maturity Date (except in the case of the Parent Guarantor, its series D preferred stock which entitles the holders thereof for an early redemption upon the occurrence of certain triggering event(s) specified thereunder provided that no such triggering event has occurred prior to the Final Maturity Date);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).
"Group" means the Parent Guarantor and its Subsidiaries from time to time.
"Group Structure Chart" means the group structure chart in Schedule 7 (Corporate Structure Chart) as may be updated from time to time in accordance with paragraph (c)(i) of Clause 19.1 (Financial statements).
"Guarantor" means an Original Guarantor or an Additional Guarantor.
"Hedging Facility" means any hedging arrangement, agreement and/or facility entered or to be entered into by the Borrower (at its sole discretion) for the purpose of hedging any foreign exchange rate and/or interest rate fluctuation risk or exposure under or in connection with the Facility or otherwise in connection with the Finance Documents.
"HLJ XDCM" means 黑龙江鑫达复合材料有限公司(Hei Long Jiang Xinda Composite Material Company Limited), a company incorporated under the laws of the PRC with its legal address at 哈尔滨经开区南部新城东起新雨路西至新丰路北起江南中环路规划用地界线.
"HLJ Xinda" means 黑龙江鑫达企业集团有限公司(Hei Long Jiang Xinda Enterprise Group Company Limited), a company incorporated under the laws of the PRC with its legal address at 哈尔滨经开区哈平路集中区大连北路9号.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.
"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
"Intellectual Property" means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Interest Reserve Amount" means, at any time, the aggregate amount of accrued interest on all the Loans which is payable by the Borrower in the then next 3 Months' period.
"Interpolated Rate" means in relation to the applicable LIBOR for any Loan or Unpaid Sum, the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan or Unpaid Sum; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or Unpaid Sum, each as of 11:00 a.m. (London time) on the Quotation Day for US Dollars.
"Intra-Group Indebtedness" means any loans owed by the Borrower to any of its shareholders, any of its Affiliates or any other member of the Group.
"JAFZA" means the Jebel Ali Free Zone Authority of the United Arab Emirates.
"Lender" means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Parties), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"LIBOR" means, in relation to a Loan or Unpaid Sum, in each case, as denominated in US Dollars:
(a)	the applicable Screen Rate; or

(b)	(if a Screen Rate is available for the currency of that Loan or Unpaid Sum but is not available for the Interest Period of that Loan or Unpaid Sum (provided that a Screen Rate is available for both a period longer and a period shorter than the Interest Period for that Loan or Unpaid Sum)) the Interpolated Rate; or
(c)	if no Screen Rate is available for US Dollars of that Loan or Unpaid Sum or if no Screen Rate is available for both a period longer and a period shorter than the Interest Period of that Loan or Unpaid Sum, the Reference Bank Rate, as at 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan or Unpaid Sum and if any such rate is below zero, LIBOR will be deemed to be zero.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"London Business Day" means a day (other than Saturday or Sunday or a public holiday) on which commercial banks are open for general business in London.
"Majority Lenders" means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate at least 66⅔% of the Total Commitments as of the date of this Agreement (or, if the Total Commitments have been reduced to zero, aggregated at least 66⅔% of the Total Commitments immediately prior to the reduction); or
(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate at least 66⅔% of all the Loans then outstanding.
"Margin" means 2.60 per cent. per annum.
"Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of any Obligor or the Group taken as a whole; (b) the ability of any Obligor to perform its obligations under the Finance Documents to which it is a party; or (c) the validity or enforceability of or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any Finance Document or the rights or remedies of any Finance Party under any Finance Document provided that the business loss suffered by Guarantor B in connection with Financial Indebtedness under the Notes as shown or to be shown in any financial statements of Guarantor B which will be refinanced in full by 29 August 2016 (by the proceeds of the first Loan) shall not be considered as a Material Adverse Effect under paragraph (a) above.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will apply only to the last Month of any period.
"Mr. Han" means Mr. Han Jie (韩杰), holder of PRC identity card no. E24056862.
"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).
"Notarised Share Charge (Guarantor D)" means a share pledge (governed by UAE law) to be entered into between the Borrower (as chargor), the Guarantor D (as company) and the Security Agent and notarised before a UAE notary public, with respect to the entire issued share capital of Guarantor D, substantially in the form of the Original Share Charge (Guarantor D).
"Notes" means the US$150 million 5-year fixed rate senior notes due 2019 issued by Guarantor B on 4 February 2014.
"Obligors" means the Borrower, any Guarantor, any chargor under any Share Charge and any person other than the Borrower which has provided or subsequently provides a guarantee of or security for all or any part of the Borrower's obligations under this Agreement and "Obligor" means each one of them.
"Obligors' Agent" shall have the meaning ascribed to it in Clause 2.3 (Obligors' Agent).
"Offshore Subsidiary" means a Subsidiary of the Parent Guarantor which is incorporated outside the PRC.
"Original Financial Statements" means:
(a)	in relation to the Parent Guarantor, its audited consolidated financial statements for its financial year ended 31 December 2015; and

(b)	in relation to each of the Borrower and the Original Guarantors (other than the Parent Guarantor), its its unaudited unconsolidated financial statements for its financial year ended 31 December 2015.
"Original Obligor" means the Borrower or an Original Guarantor.
"Original Share Charge (Guarantor D)" shall have meaning ascribed to it in paragraph (a) of Clause 4.4 (Conditions subsequent).
"Party" means a party to this Agreement.
"Permitted Financial Indebtedness" means:
(a)	any Financial Indebtedness arising under any Finance Document (or any refinancing thereof or any Hedging Facility);
(b)	any Financial Indebtedness incurred or to be incurred by any member of the Group for working capital or capital expenditure purposes;
(c)	any Financial Indebtedness arising under any loan owed by a member of the Group to a member of the Group;
(d)	any Financial Indebtedness with respect to trade credit extended by any supplier of any member of the Group to that member of the Group on arm's length commercial terms and in the ordinary course of its trading business, or letter of credit, performance bonds or bankers' acceptance notes or similar instruments incurred in the ordinary course of business;
(e)	any Financial Indebtedness arising under any guarantee or indemnity to the extent permitted to be given under paragraph (b) of Clause 21.7 (Loans and guarantees);
(f)	any Financial Indebtedness of any person, the shares of which are acquired by a member of the Group and becomes a member of the Group after the date of this Agreement but is incurred by that person under arrangements in existence as of the date of the completion of such acquisition and has not incurred or increased in contemplation of such acquisition;
(g)	any Financial Indebtedness incurred by any member of the Group pursuant to hedging obligations incurred solely for protection such member of the Group from fluctuations in interest rates, currencies or the price of commodities and not for speculation;
(h)	any Financial Indebtedness of any member of the Group as in existence as of the date of this Agreement and the refinancing thereof;

(i)	any Financial Indebtedness incurred for financing any investment or acquisition of any company, business, asset or business undertaking to the extent such investment or acquisition is permitted to be made under the terms of this Agreement; or
(j)	any Financial Indebtedness incurred with the prior consent of the Majority Lenders.
"PRC" means the People's Republic of China which for the purpose of this Agreement, excluding Hong Kong and Macau Special Administrative Regions and Taiwan.
"PRC GAAP" means the generally accepted accounting principles in the PRC.
"Quotation Day" means in relation to any period for which an interest rate of a Loan is to be determined, the second London Business Day prior to the first day of that period.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in US Dollars and for that period.
"Reference Banks" means the principal London offices of such banks appointed by the Facility Agent in consultation with the Borrower.
"Registrar" shall have the meaning ascribed to it in paragraph (c) of Clause 4.4 (Conditions subsequent).
"Relevant Jurisdictions" means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Repayment Date" shall have the meaning ascribed to it in Clause 6.1 (Repayment of Loans).
"Repayment Instalment" shall have the meaning ascribed to it in Clause 6.1 (Repayment of Loans).

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing Law and Enforcement), Clause 18.9 (No Default) to Clause 18.13 (Pari passu ranking), Clause 18.15 (Authorised Signatures), Clause 18.18 (No Sanction), Clause 18.19 (No Immunity), Clause 18.22 (Ownership of assets and title), Clause 18.25 (Intellectual Property) and Clause 18.26 (Anti-Money Laundering, anti-bribery and corruption).
"Restricted Party" means a person that is:
(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;
(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or
(c)	otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
"Sanctions" means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union (d) the United Kingdom; (e) Hong Kong; or (f) the respective governmental institutions and agencies of any of the foregoing, including, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT") (together the "Sanctions Authorities").
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
"Screen Rate" means the London interbank offered rate administrated by the ICE Benchmark Administration Limited (or any other person which takes over the administration of such rate) for US Dollars deposits for the relevant period displayed on the Reuters Screen Page "LIBOR01" (or any other designation or successor of such page which may from time to time replace that designation or such page).  If the agreed page or service is replaced or ceases to be available, the Facility Agent may, after consultation with the Borrower and the Lenders, specify another page or service displaying the appropriate rate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Documents" means collectively:
(a)	the Account Charge;
(b)	the Assignment of Loans;
(c)	the Share Charges;
(d)	any Subordination Deed; and
(e)	any other document or instrument that may at any time constitute or be given as security for any of the obligations or liabilities pursuant to or in connection with any Finance Document.
"Security Perfection Requirements" means the making of the appropriate registrations of, and the obtaining of any necessary Authorisation and taking of all other actions in respect of, the Security created by the Security Documents, as contemplated by any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or required by the terms of the relevant Security Documents.
"Selection Notice"  means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).
"Share Charge (Borrower)" means a share charge (governed by Hong Kong law) made or to be made between Guarantor B (as chargor) and the Security Agent with respect to the entire issued share capital of the Borrower.
"Share Charge (Guarantor B)" means a share pledge (governed by Hong Kong law) made or to be made between the Parent Guarantor (as chargor) and the Security Agent with respect to the entire issued share capital of Guarantor B.
"Share Charge (Guarantor C)" means a share charge (governed by Hong Kong law) made or to be made between the Borrower (as chargor) and the Security Agent with respect to the entire issued share capital of Guarantor C.
"Share Charge (Guarantor D)" means a share pledge (governed by UAE law) made or to be made between the Borrower (as chargor), the Guarantor D (as company) and the Security Agent with respect to the entire issued share capital of Guarantor D, such expression may if the context of a Finance Document permits, means or includes the Notarised Share Charge (Guarantor D) as applicable or the Original Share Charge (Guarantor D).

"Share Charges" means collectively, the Share Charge (Borrower), the Share Charge (Guarantor B), the Share Charge (Guarantor C) and the Share Charge (Guarantor D).
"Sichuan Xinda" means 四川鑫达企业集团有限公司(Sichuan Xinda Enterprise Group Company Limited), a company incorporated under the laws of the PRC with its legal address at 四川省南充市潆华工业园区华荣路.
"Subordinated Indebtedness" shall have the meaning ascribed to it in Clause 21.12 (Intra-Group Indebtedness).
"Subordinated Lenders" means the Guarantor B and any other person which is required under the provisions of paragraph (a) of Clause 21.12 (Intra-Group Indebtedness) to enter into a Subordination Deed with the Borrower (as borrower) and the Security Agent and "Subordinated Lender" means any one of them.
"Subordination Deed" means the deed of subordination executed or to be executed by a Subordinated Lender or Subordinated Lenders and the Borrower (as borrower) with the Security Agent substantially in the form set out in Schedule 6 (Form of Subordination Deed).
"Subsidiary" means in relation to any company or corporation, a company or corporation:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of the majority of its board of directors or equivalent body.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Total Commitments" means the aggregate of the Commitments being US$180,000,000 as at the date of this Agreement.
"Total Tangible Assets" means the amount of "Total Assets" as indicated in the then latest consolidated financial statements of the Group as delivered to the Facility Agent pursuant to the terms of this Agreement but deducting (to the extent included) any amount of "Goodwill" and "Intangible Assets" as indicated in such consolidated financial statement of the Group.

"Transaction Agent" means the Facility Agent or the Security Agent.
"Transaction Security" means the Security created or expressed to be created in favour of any or all of the Finance Parties pursuant to or under any or all of the Security Documents.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or transfer pursuant to Clause 23 (Changes to the Lenders), the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.
"US GAAP" means the generally accepted accounting principles in the United States.
"US Tax Obligor" means:
(a)	the Borrower if it is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Part I (Form of Utilization Request) of Schedule 3.
1.2	Construction
(a) Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Facility Agent", the "Mandated Lead Arranger and Bookrunner", any "Finance Party", any "Lender", any "Obligor", the "Security Agent" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	"assets" includes present and future properties, revenues, business shareholding interest, equity interest and rights of every description;
(iii)	"arm's length basis" means in relation to transactions entered into by a member of the Group that the terms thereof are no less favourable to such member of the Group than could reasonably be expected to be obtained in a comparable transaction with a person which is not an Affiliate of the Group;
(iv)	any reference in this Agreement to an account or the DSRA shall also be deemed to be a reference to any replacement account or sub-account of that account or the DSRA and any account combined or consolidated with that account or the DSRA from time to time;
(v)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated or supplemented;
(vi)	"including" or "includes" means including or includes without limitation;
(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)	a company or business shall be treated as "controlled" by a person if that person is able to direct the affairs or policies of that company and/or to control the composition of the majority of the members of the board of directors or equivalent body of that company and "management control" shall be construed accordingly;
(ix)	any "liability" incurred or suffered by the Security Agent arising out of its capacity as Security Agent or otherwise in connection with any Finance Document shall mean any loss, damage, cost, fee, charge, claim, demand, expense, judgment, action, proceeding or other liability whatsoever (including, without limitation, in respect of taxes, duties, levies, imposts and other charges) on the part of or against the Security Agent and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis;
(x)	a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(xi)	a "month" means calendar month;
(xii)	a Lender's "participation" in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;
(xiii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(xiv)	a provision of law is a reference to that provision as amended or re-enacted;
(xv)	a time of day is, unless a contrary indication appears, a reference to London time; and
(xvi)	a "Clause" or a "Schedule" is a reference to a clause of or a schedule to this Agreement.
(b) Words importing the plural shall include the singular and vice versa.
(c) Section, Clause and Schedule headings are for ease of reference only.
(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived. An Event of Default is "continuing" if it has not been waived.
(f)	Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Facility Agent's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.
1.3	Currency Symbols and Definitions

"US Dollars" and "US$" means the lawful currency of the United States of America for the time being.
1.4	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party thereto has no right under Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) (the "Third Parties Ordinance") to enforce or to enjoy the benefit of any term of any Finance Document.
(b)	Notwithstanding any term of any Finance Document, the consent of any third person who is not a Party is not required to rescind or vary this Agreement at any time.
(c)	Any director, officer, employee, Affiliate or agent of any Finance Party may, by virtue of the Third Parties Ordinance, rely on any provision of this Agreement and/or any other Finance Documents which expressly confers rights on that person.

2.	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties' rights and obligations
(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to a Transaction Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors' Agent
(a)	Each Obligor party to this Agreement (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (the "Obligors' Agent") to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower, and in each case that Obligor shall be bound as though that Obligor itself had received such notice, demand or other communication.
(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards financing (a) the redemption amount payable under the Notes for the full redemption of the Notes; (b) payment of any fee and Interest Reserve Amount payable by the Borrower under the Finance Documents; and (c) the general corporate funding requirements of any member of the Group (including the Borrower).
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents in the form and substance satisfactory to it and other evidence listed in Part I (Conditions precedent) of Schedule 2.  The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.
4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Change of Control has occurred;
(b)	no Default is continuing or would result from the borrowing of the proposed Loan; and
(c)	the Repeating Representations to be made by the Borrower and the Guarantors on such dates are true in all material respects.
4.3	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation four (4) or more Utilisations would have been made under the Facility.
4.4	Condition subsequent
The Borrower and the Guarantors shall ensure that:
(a)	by 29 August 2016 which is the date on which the Notes are scheduled to be redeemed in full, the Security Agent (or its legal counsel) shall have received each of the executed and dated Account Charge, the Subordination Deed, the Assignment of Loans and the Share Charges and all documents to the extent required to be delivered on or about the date of their execution thereunder. The Borrower and the Guarantors hereby irrevocably authorise the Security Agent to date the Security Documents referred to in the immediately foregoing sentence 29 August 2016 provided that:
(i)	the Share Charge (Guarantor D) (executed but left undated and not notarised as a condition precedent document under Part I (Conditions precedent) of Schedule 2 (the "Original Share Charge (Guarantor D)") shall be substituted and replaced by the Notarised Share Charge (Guarantor D) for registration purpose with JAFZA as soon as practicable after 29 August 2016 (but in any event before 29 October 2016 and without prejudice to the provisions of paragraph (h) below) and upon such substitution and replacement is completed, (1) the Security Agent shall procure its legal counsel to return the Original Share Charge (Guarantor D) (other than the signature page of the Security Agent) to the Borrower, and (2) the Parties agree that the Original Share Charge (Guarantor D) is therewith automatically and immediately terminated with no further force or effect; and

(ii)	if the Notarised Share Charge (Guarantor D) is not yet executed by 28 September 2016, the legal counsel to the Security Agent may forthwith arrange a certified copy of the Original Share Charge (Guarantor D) to be registered with the Companies Registry together with the particulars thereof provided that upon the substitution and replacement of the Original Share Charge (Guarantor D) by the Notarised Share Charge (Guarantor D) has taken place as described in paragraph (f) below, the Security Agent shall promptly execute and deliver a release instrument in favour of the Borrower releasing the Borrower and Guarantor D from their respective obligation under the Original Share Charge (Guarantor D), in form and substance mutually acceptable to the Security Agent and the Borrower
(b)	within one Month after the date of each of the Account Charge, the Assignment of Loans, the Share Charge (Guarantor C) and the Notarised Share Charge (Guarantor D), each such Security Document (with the prescribed particulars thereof) is registered with the Companies Registry of Hong Kong;
(c)	within 5 Business Days after the date of the Share Charge (Borrower), the particulars of the Share Charge (Borrower) are entered into (i) the register of charges of Guarantor B as required by section 162 of the BVI Business Companies Act (as amended) of the BVI (the "BVI Act") and a copy of such register is kept at the registered office of Guarantor B or at the office of its registered agent and (ii) registered with the Registrar of Corporate Affairs in the BVI (the "Registrar") pursuant to section 163 of the BVI Act;
(d)	within 5 Business Days after the date of the Share Charge (Guarantor B), the annotated register of members of Guarantor B pursuant to the Share Charge (Guarantor B) is filed and registered with the Registrar;
(e)	within 2 weeks after the date of the Share Charge (Guarantor B), the filing of the UCC-1 financing statement in respect of the Share Charge (Guarantor B) is made with the Secretary of State of the State of Nevada;

(f)	by 29 October 2016, ensure that the Notarised Share Charge (Guarantor D) is duly executed and delivered by the Borrower and Guarantor D as well as all relevant supporting corporate authorisation and ancillary documents, legal opinion(s) and all relevant document(s) mentioned in Part I of Schedule 2 (Conditions precedent), mutatis mutandis, as reasonably requested by the Security Agent and by the legal counsel to the Security Agent in all relevant jurisdictions), provided that (i) the Security Agent (or any separate security agent or co-security agent appointed by it) co-operates in executing and delivering the Notarised Share Charge (Guarantor D) on a timely basis, and (ii) the identity of the Security Agent thereunder complies all applicable law and regulation;
(g)	within five (5) Business Days from the date of the Notarised Share Charge (Guarantor D):
(i)	endorse on the share certificate for the share(s) issued by Guarantor D, the endorsement set forth in schedule 1 (Form of Endorsement) to the Notarised Share Charge (Guarantor D) and procure that Guarantor D countersigns such endorsement by way of acknowledgement as thereby contemplated; and
(ii)	deliver such share certificate(s), as so endorsed and countersigned, to the Security Agent; and
(iii)	cause the security interest of the Security Agent to be recorded in Guarantor D's register of charges, as follows:
"One hundred per cent. (100%) of the single share in the capital of Al Composites Materials FZE owned by Xinda Holding (HK) Company Limited has been pledged and assigned by Xinda Holding (HK) Company Limited in favour of Standard Chartered Bank (Hong Kong) Limited as security agent (on behalf of the finance parties) pursuant to a share pledge and assignment agreement dated [●] as security for the obligations referred to therein"; and
(h)	by 29 November 2016, the Notarised Share Charge (Guarantor D) duly executed and delivered by all parties thereto shall be submitted to JAFZA and particulars of the security interest created under the Notarised Share Charge (Guarantor D) shall be recorded with and acknowledged by JAFZA, in a form of letter customarily issued by JAFZA for the security interests of this kind.

5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11:00 a.m. (Hong Kong time) of the third Business Day prior to the proposed Utilisation Date (or such shorter time period as may be agreed by the Facility Agent (acting on the instructions of all the Lenders)).
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request once given is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)	the proposed Interest Period of the requested Loan complies with Clause 9 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be US Dollars.
(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.
5.4	Lenders' participation
(a)	If the conditions set out in Clauses 4 (Conditions of Utilisations), 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.
(c)	The Facility Agent shall notify each Lender of the amount and the proposed Utilisation Date of each Loan and the amount of its participation in that Loan by 4:00 p.m. of the third Business Day prior to that Utilisation Date.
5.5	Cancellation of unutilised Commitment
Any part of the Facility which remains undrawn at the end of the Availability Period shall be automatically and immediately cancelled and each Lender's Available Commitment shall at that time be reduced to zero.

6.	REPAYMENT
6.1	Repayment
The Borrower shall repay all the Loans outstanding (as at the end of the Availability Period) by four (4) quarterly instalments on the following repayment dates (the "Repayment Dates"):
No. of instalment	Repayment Date	Repayment Instalment (% of the amount of the Loan outstanding as at the last day of the Availability Period)
1	the date which falls 15 Months after the first Utilisation Date	12.5%
2	the date which falls 18 Months after the first Utilisation Date	12.5%
3	the date which falls 21 Months after the first Utilisation Date	25%
4	the date which falls 24 Months after the first Utilisation Date (i.e. the Final Maturity Date)	all the Loans outstanding at such time

6.2	Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION
7.1	Illegality
If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall prepay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by that Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Voluntary cancellation
The Borrower may, if it gives the Facility Agent not less than 14 Business Days'  (or such shorter period as the Majority Lenders may agree) prior notice, reduce the Available Facility to zero or by such amount (being a minimum amount of US$5,000,000 and in the integral multiples of US$5,000,000) as the Borrower may specify in such notice.  Any such reduction under this Clause 7.2 shall be reduce the Commitments of the Lenders rateably.
7.3	Voluntary prepayment of Loans
(a)	Subject to the compliance with the other provisions of this Clause 7.3 and if there is no continuing Event of Default, the Borrower may, if it gives the Facility Agent not less than fourteen (14) Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay on any Business Day, without any prepayment fee or premium, the whole or any part of all those Loans then outstanding (but, if in part, being an amount that reduces the aggregate amount of such Loans by a minimum amount of US$5,000,000 and thereafter in integral multiples of US$5,000,000).
(b)	A Loan may be prepaid only after the last day of the Availability Period.
(c)	Any prepayment under this Clause 7.3 shall satisfy the Borrower's obligations under Clause 6.1 (Repayment) in inverse chronological order in respect of the remaining Repayment Instalments and be applied rateably among the participations of all Lenders.
7.4	Mandatory Prepayment
If, at any time after the date of this Agreement, any Change of Control occurs, the Borrower shall:
(a)	immediately thereafter, notify the Facility Agent thereof. Forthwith after the issuance of such notice, no further Utilisation shall be made under the terms of this Agreement and all the Available Facility shall be automatically cancelled in full; and
(b)	shall, at the request of any Lender by giving not less than 15 days' prior notice to the Borrower (through the Facility Agent), prepay that Lender's participation in the Loans on or before the date falling 15 days after such notice is issued by that Lender, together with accrued interests thereon and Break Costs (if any).

7.5	Right of prepayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower or a Guarantor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender's participation in the relevant Loan.
7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	INTEREST
8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)	the Margin; and
(b)	the applicable LIBOR.
8.2	Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.
8.3	Default interest
(a)	If the Borrower or a Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraphs (b) and (c) below, two (2) per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower or a Guarantor (as the case may be) on demand by the Facility Agent.
(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two (2) per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8.4	Notification of rates of interest
The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS
9.1	Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (after the Loan has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than 11:00 a.m. (Hong Kong time) on or before the day falling three (3) Business Days before the first day of the relevant Interest Period.
(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.
(d)	Subject to this Clause 9, the Borrower may select an Interest Period of 1, 3 or (subject to availability) 6 Months or any other period as may be agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).
(e)	If the Borrower selects an Interest Period of a Loan for the duration of 6 Months but funding in the currency in which that Loan is denominated for 6 Months' period is not available to a Lender participating in that Loan, the Borrower shall be deemed to have selected an Interest Period of that Loan for the duration of 3 Months.
(f)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.
(g)	Each Interest Period for a Loan shall start on its Utilisation Date or (after such Loan has already been made) on the last day of the preceding Interest Period of that Loan.
9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.3	Consolidation of Loans
Notwithstanding any other provisions of this Agreement to the contrary, the first Interest Period of a Loan (other than the first Loan) shall end on the then current Interest Period of an existing Loan so that all the Loans will be consolidated into, and treated as, a single Loan on the last day of such current Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Absence of quotation
Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
10.2	Market disruption
(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 10.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the higher of (aa) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select and if any such percentage rate is below zero then such percentage rate shall be deemed to be zero and (bb) in relation to a Market Disruption Event under paragraph (b)(ii) below, LIBOR.
(b)	In this Agreement "Market Disruption Event" means:
(i)	at or about noon (London time) on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or
(ii)	before 5:00 p.m. (Hong Kong time) on the Business Day following the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan equal or exceed thirty-five (35) per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
10.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty (30) day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.
10.4	Break Costs
(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES
11.1	Arrangement fee
The Borrower shall pay to the Facility Agent (for the account of the Mandated Lead Arranger and Bookrunner) an arrangement fee in the amount and at the times and manner agreed in a Fee Letter.
11.2	Agency fee
The Borrower shall pay to the Facility Agent (for its own account and for the account of the Security Agent) an annual agency fee in the amount and at the times and manner agreed in a Fee Letter.

12.	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
(a)	In this Clause 12:
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means an increased payment made by the Borrower or a Guarantor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.
(c)	If an Obligor is required to make a Tax Deduction, such Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.
12.3	Tax indemnity
(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three (3) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;
(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or
(iii)	any payment or liability to the extent relating to FATCA Deduction required to be made by a Party.
(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.
(c)	A Finance Party shall, on receiving a payment from the Borrower or a Guarantor under this Clause 12.3, notify the Facility Agent.
12.4	Tax credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.
12.5	Stamp taxes
The Borrower shall (a) pay and, (b) within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect tax
(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.
(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that such Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.
12.7	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party shall also notify the Borrower, the Facility Agent and the other Finance Parties.

13.	INCREASED COSTS
13.1	Increased costs
(a)	Subject to Clause 13.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III, CRD IV or CRR or any law or regulation that implements or applies Basel III, CRD IV or CRR.

For the purpose of this paragraph (a):
"Basel III" means:
(i)	the agreements of capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"CRD IV" means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.
"CRR" means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
"law" and "regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.
(b)	In this Agreement "Increased Costs" means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party or its Affiliates);
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

13.2	Increased cost claims
(a)	A Finance Party (other than the Facility Agent) intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.
(b)	Each Finance Party (other than the Facility Agent) shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower or a Guarantor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	MITIGATION BY THE LENDERS
14.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including (but not limited to):
(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
14.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
14.3	Conduct of business by the Finance Parties
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES
15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against the Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each of the Borrower and the Guarantors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities
The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;
(b)	any information provided or approved by any Obligor relating to the Facility being or being alleged to be misleading in any material respect and/or deceptive in any respect;
(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement (including for the avoidance of doubt, in order for any Finance Party to carry out its obligations pursuant to any Finance Document, satisfaction of any applicable anti-money laundering, anti-terrorism requirement, Sanctions, embargos or similar requirements under the applicable laws and regulations (other than solely caused by any wilful default or gross negligence by the relevant Finance Party);
(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);
(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Transaction Agents
The Borrower shall intermediately on demand indemnify a Transaction Agent against any cost, loss or liability incurred by that Transaction Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	any failure by the Borrower to comply with obligations under Clause 16 (Costs and expenses);
(c)	the taking, holding, protection or enforcement of the Transaction Security;
(d)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver (as defined in any Security Document) and Delegate (as defined in any Security Document) by the Finance Documents or by law;
(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(f)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(g)	acting in relation to any of the Charged Property or performing the terms of the Finance Documents (otherwise than as a result of its gross negligence or wilful misconduct).
15.4	Priority of indemnity
The Security Agent and every Receiver (as defined in any Security Document) and Delegate (as defined in any Security Document) may, in priority to any payment to the Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 15.3 (Indemnity to the Transaction Agents) and shall have a lien on the Transaction Security and the proceeds of enforcement of the Transaction Security for all moneys payable to it.
15.5	Security Agent's expenses
The Borrower shall, within three (3) Business Days of demand, pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Security Agent in connection with the administration or release of any Transaction Security.

16.	COSTS AND EXPENSES
16.1	Transaction expenses
The Borrower shall, within three (3) Business Days of demand, pay the Transaction Agents and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and any other Finance Document; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three (3) Business Days of demand, reimburse each Transaction Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by that Transaction Agent in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement and preservation costs
The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

17.	GUARANTEE AND INDEMNITY
17.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	as principal obligor and not merely as surety, guarantees to each Finance Party the prompt performance by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Facility Agent pay that amount as if it was the principal obligor; and
(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability (or anything which would have been an obligation if not unenforceable, invalid or illegal) suffered by that Finance Party if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2	Continuing guarantee
Each guarantee under this Clause 17 is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
17.3	Reinstatement
If any payment to or any discharge given by a Finance Party or any arrangement made on the faith of any payment, Security or other disposition under any Finance Document (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is avoided or reduced for any reason including, without limitation, as a result of insolvency, liquidation, breach of fiduciary or statutory duties, breach of or compliance with any anti-money laundering and/or anti-terrorism requirement, sanctions or embargos or regulations or any similar event:
(a)	the liability of the Borrower or each Guarantor shall continue as if such payment, discharge, arrangement, avoidance or reduction had not occurred;
(b)	each Finance Party shall be entitled to recover the value or amount of that payment, discharge or arrangement from the Borrower or each Guarantor, as if such payment, discharge, arrangement, avoidance or reduction had not occurred; and
(c)	each Finance Party may concede or compromise any claim that any payment, discharge, arrangement, Security or other disposition is liable to avoidance or restoration.
17.4	Waiver of defences
The obligations of each Guarantor under this Clause 17 will not be affected by any act, omission, matter or thing which, but for this Clause 17.4, would reduce, release or prejudice any of its obligations under this Clause 17 or prejudice or diminish those obligations in whole or in part, including but not limited to (whether or not known to it or any Finance Party):
(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;
(b)	the release or discharge of any other Obligor or other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;
(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 17 shall include each amendment or replacement;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, or any other document or security;
(g)	any insolvency or similar proceedings; or
(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party.
17.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17.5. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
17.6	Appropriations
Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 17.
17.7	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and  unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of any payment or performance by it of any of its obligations under the Finance Documents to which it is a party:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower's obligations under the Finance Documents; and/or
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
Each Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of guarantee or security received by it contrary to this Clause 17.7.
17.8	Additional security
The guarantee under this Clause 17 is in addition to and is not in any way prejudiced by any other guarantee or security now or hereafter held by any Finance Party.
17.9	Execution as a deed
The Parties intend this Agreement to bind each Guarantor as a deed, and it shall take effect as a deed, even though the other Parties execute this Agreement under hand.
17.10	Waiver by Guarantor D
To the extent that any relevant court holds that Article 1092 of Federal Law No. 5 of 1985 (as amended) of the United Arab Emirates may be applicable to the obligations of Guarantor D under this Agreement, Guarantor D expressly agrees (to the extent not prohibited by such law) that the provisions of that Article shall not apply to the obligations of Guarantor D under this Agreement and that no Finance Party shall be obliged to make any demand within the six month time period mentioned in that Article.

18.	REPRESENTATIONS
Each of the Borrower and the Guarantors makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.
18.1	Status
(a)	Save in respect of Guarantor D, it is a corporation duly incorporated, in good standing (if applicable) and validly existing under the laws of its jurisdiction of incorporation.

(b)	In respect of Guarantor D only, it is a free zone establishment duly registered, in good standing and validly existing under the laws and regulations of JAFZA and the applicable laws of the United Arab Emirates.
(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
18.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation) and in the case of any Security Document to which it is a party, subject to the completion of the Security Perfection Requirements, legal, valid, binding and enforceable obligations.
18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and (if applicable) the granting of the Transaction Security, do not and will not conflict with or result in a breach of or, as the case may be, exceed:
(a)	any law or regulation applicable to it;
(b)	its constitutional documents;
(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' respective assets; or
(d)	any of its borrowing or guarantee limits or powers or any power exercisable by its directors in connection therewith, except that in relation to each of paragraph (c) and (d), the incurrence of Financial Indebtedness by the Obligors under this Agreement whilst the first Loan is to be made on the first Utilisation Date (being a date prior to 29 August 2016 as the date on which the full redemption of the Notes is scheduled) would constitute a breach of the covenant relating to incurrence of indebtedness under section 4.06 of the Notes but such breach is subject to 30 days' grace period from the date of notification of default by the trustee of the Notes whilst the Notes are contemplated to have been redeemed in full prior to the expiry of such period.
18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence
Except for any Security Perfection Requirements that are yet to be complied with in accordance with the terms of the Security Documents to which it is a party, all Authorisations required or necessary:
(a)	to enable it lawfully to enter into, exercise its rights, comply with and perform its obligations in the Finance Documents to which it is a party;
(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(c)	for it and its Subsidiaries to carry on their business, the lack of which has or could reasonably be expected to have a Material Adverse Effect, have been obtained or effected and are in full force and effect.
18.6	Governing law and enforcement
Except as specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation),
(a)	the choice of the governing law specified in the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdictions; and
(b)	any judgment obtained in Hong Kong (or if different, the jurisdiction of the governing law of a Finance Document) in relation to a Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.
18.7	Deduction of Tax
It is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
18.8	No filing or stamp taxes
Under the laws of its jurisdiction of incorporation, it is not necessary that any Finance Document (other than the Original Share Charge (Guarantor D)) to which it is a party be filed, registered, recorded or enrolled with any court or other authority in its Relevant Jurisdictions or that any stamp, registration or similar tax be paid on or in relation to such Finance Document or the transactions contemplated by such Finance Document except that:

(a)	registration of each of the Assignment of Loans, the Account Charge, the Share Charge (Guarantor C) and the Share Charge (Guarantor D) (with the prescribed particulars thereof) with the Companies Registry of Hong Kong within one Month after the date of its execution;
(b)	the particulars of the Share Charge (Borrower) are required to entered into the register of charges of Guarantor B as required by section 162 of the BVI Act and a copy of such register is required to be kept at the registered office of Guarantor B or at the office of its registered agent and in addition, the charge created by the Share Charge (Borrower) may be (but is not legally required to be) registered with the Registrar pursuant to section 163 of the BVI Act;
(c)	the annotated register of members of Guarantor B pursuant to the Share Charge (Guarantor B) may be (but is not legally required to be) filed and registered with the Registrar;
(d)	the filing of the UCC-1 financing statement in respect of the Share Charge (Guarantor B) shall be made with the Secretary of State of the State of Nevada; and
(e)	within seven (7) days of the date of the Notarised Share Charge (Guarantor D), the signed Notarised Share Charge (Guarantor D) should be submitted to JAFZA and particulars of the security interest created under the Notarised Share Charge (Guarantor D) should be recorded with and acknowledged by JAFZA, in a form of letter customarily issued by JAFZA in respect of the security of this kind.
18.9	No default
(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which could reasonably be expected to have a Material Adverse Effect.
18.10	No misleading information
(a)	Any factual information provided by or on behalf of an Obligor in writing for the purposes of the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	Any financial projections provided by any Obligor to any Finance Party in writing have been prepared in good faith and on the basis of assumptions that were reasonable at the time at which they were prepared and supplied.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by or on behalf of any Obligor being untrue or misleading in any material respect.
18.11	Financial statements
(a)	Its financial statements most recently supplied to the Facility Agent (which, in respect of each of the Borrower and each Original Guarantor at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with the Applicable GAAP consistently applied save to the extent expressly disclosed in such financial statements.
(b)	Its financial statements mostly recently supplied to the Facility Agent (which, in respect of each of the Borrower and each Original Guarantor at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent its consolidated financial condition and operations during the relevant financial period in all material respects save to the extent expressly disclosed therein.
(c)	There has been no material adverse change in its business, the consolidated condition (financial or otherwise), operations, performance, assets, prospects or business of the Group since the date on which the Original Financial Statements of the Parent Guarantor were made up.
18.12	No undisclosed liabilities
As at the date as of which its financial statements most recently supplied to the Facility Agent were prepared, it had no material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein that are required to be disclosed or reserved under the Applicable GAAP.
18.13	Pari passu ranking
(a)	Its payment obligations under the Finance Documents to which it is a party represent its direct, unconditional, secured and unsubordinated obligations and rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
(b)	Subject to (i) the Security Perfection Requirements and (ii) in the case of the Share Charge (Guarantor D) only, to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), each Security Document to which it is a party creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have and is not subject to any prior ranking or pari passu ranking Security.

18.14	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, has or could reasonably be expected to have a Material Adverse Effect have  been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries.
18.15	Authorised Signatures
Any person specified as its authorised signatory under Schedule 2 or Clause 19.4(e) (Information: miscellaneous) is authorised to sign Utilisation Requests, Selection Notices (in the case of the Borrower only) and other notices on its behalf.
18.16	No winding-up
It has not, nor has any of its Subsidiaries, taken any corporate action, nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries, for its winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officers of it or of any or all of its assets or revenues.
18.17	Shareholdings
(a)	As of the date of this Agreement:
(i)	the Parent Guarantor is the direct beneficial shareholder of the entire issued share capital of Guarantor B;
(ii)	the Guarantor B is the direct beneficial shareholder of the entire issued share capital of the Borrower;
(iii)	Mr. Han (1) is the single largest beneficial owner of the Parent Guarantor (whilst the term "beneficial owner" is as defined in Section 13(d) of the Securities Exchange Act of 1934 of the United States, as amended from time to time, and the rules and regulations thereunder) and (2) beneficially owns not less than 35% of the entire issued share capital of the Parent Guarantor;
(iv)	the Borrower is the direct beneficial shareholder of the entire issued share capital of Guarantor C;
(v)	the Borrower is the direct shareholder of the entire issued share capital of Guarantor D;
(vi)	the Borrower is the beneficial owner of the entire equity interests and registered capital of HLJ Xinda; and

(vii)	the Borrower is the beneficial owner of the entire equity interests and registered capital of Sichuan Xinda.
(b)	The Group Structure Chart is true, complete and accurate in all material respects and shows each member of the Group, including its current name, its jurisdiction of incorporation and/or establishment.
(c)	The shares of the Parent Guarantor are listed on NASDAQ.
18.18	No Sanction
No Obligor nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of that Obligor, any person acting on any of its behalf:
(a)	is a Restricted Party; or
(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
18.19	No Immunity
It will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Documents.
18.20	Private and commercial acts
Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.
18.21	Tax
It has filed all tax returns which are required by law to be filed and has paid all Taxes, assessments, fees and other governmental charges assessed against it or upon any of its assets, save for such Taxes, assessments, fees and other governmental charges which it is bona fide contesting in good faith and which it is permitted at law not to pay pending such contest.
18.22	Ownership of assets and title
Each member of the Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted provided that the failure to obtain such lease or Authorisation is not likely to have a Material Adverse Effect.

18.23	Environmental Compliance
(a)	Each member of the Group is in compliance with Clause 21.13 (Environmental undertakings).
(b)	No Environmental Claim which, if determined against any member of the Group, could reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.
18.24	Insurances
(a)	The insurances required by Clause 21.11 (Insurance) are in full force and effect as required by this Agreement.
(b)	No event or circumstance has occurred, and there has been no failure to disclose a material fact, which would entitle any insurer to reduce or avoid its liability under any such insurance if such reduction or avoidance could reasonably be expected to have a Material Adverse Effect.
18.25	Intellectual Property
It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of or has licensed to it or otherwise has the right to use, all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;
(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and
(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it, except where any failure to maintain could not be reasonably expected to have a Material Adverse Effect.
18.26	Anti-Money Laundering, anti-bribery and corruption
(a)	The operations of the Obligors and their Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency having jurisdiction over the Obligors or any of their respective Subsidiaries (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving the Obligor or any of their respective Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of any Obligor, threatened.

(b)	None of the Obligors, nor to the knowledge of any Obligor, any director, officer, agent, employee or other person acting on behalf of any Obligor or any of their Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "UK Bribery Act") and the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"). Furthermore, the Obligors have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations.
18.27	Repetition
The Repeating Representations are deemed to be made by each of the Borrower and the Guarantors by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period and if any, any Accession Date, except in the case of the representation and warranty set out in Clause 18.11 (Financial Statement) and Clause 18.12 (No undisclosed liabilities) which (in the case of each other set of financial statements) shall be deemed to be made by reference to the most recent financial statements delivered by the Borrower and the Guarantors under Clause 19.1 (Financial Statements).

19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
19.1	Financial statements
(a)	The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:
(i)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited unconsolidated financial statements for that financial year; and
(ii)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, the unaudited unconsolidated financial statements of the Borrower for that financial half year.
(b)	Each Guarantor (other than the Parent Guarantor) shall supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its unaudited unconsolidated financial statements for that financial year; or
(ii)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, its unaudited unconsolidated financial statements for that financial half-year.
(c)	The Parent Guarantor shall supply to the Facility Agent in sufficient copies for all the Lenders:
(i)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, (1) its audited consolidated financial statement for that financial year; and (2) an updated Group Structure Chart setting out the Group structure as at the date on which the financial statements referred to in paragraph (1) above are delivered; and
(ii)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, its unaudited consolidated financial statement for that financial half-year.
19.2	Compliance Certificate
The Parent Guarantor shall supply to the Facility Agent, with each set of its financial statements delivered pursuant to paragraph (c) of Clause 19.1 (Financial statements), a Compliance Certificate (a) setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) and (b) confirming if any Event of Default is continuing, in each case, as at the date as at which those financial statements were drawn up.
19.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by each of the Borrower and the Guarantors pursuant to Clause 19.1 (Financial statements) shall include a balance sheet, a profit and loss account and a statement of cash flow and shall be certified by a director of the relevant company as fairly representing, in all material respects. its financial condition (but in the case of the Parent Guarantor, the consolidated financial condition of the Group) as at the date as at which those financial statements were drawn up.
(b)	The Parent Guarantor shall procure that each set of its financial statements delivered pursuant to paragraph (c) of Clause 19.1 (Financial statements) is prepared using US GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless the Parent Guarantor notifies the Facility Agent that there has been a change in US GAAP, the accounting practices or reference periods and its auditors, deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect US GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements of the Parent Guarantor shall be construed as a reference to those financial statements of the Parent Guarantor as adjusted to reflect the basis upon which its Original Financial Statements were prepared.
(c)	Each of the Borrower and the Guarantors (other than the Parent Guarantor) shall procure that each set of its financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using the Applicable GAAP.
19.4	Information: miscellaneous
Each of the Borrower and the Guarantors shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):
(a)	all documents despatched by it to its shareholders (or any class of them) in their capacities as shareholders or to its creditors generally at the same time as they are despatched;
(b)	in the case of the Parent Guarantor, promptly, any announcement, notice or other document relating specifically to the Parent Guarantor posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Parent Guarantor are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Parent Guarantor;
(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which could, if adversely determined, reasonably be expected to have a Material Adverse Effect;
(d)	promptly, such further information regarding the financial condition, financial projection, business and operations of any Obligor or any member of the Group as any Finance Party (through the Facility Agent) may reasonably request;

(e)	promptly, notice of any change in:
(i)	authorised signatories of any Obligor, whose specimen signature has previously been provided to the Facility Agent accompanied by specimen signatures of any new authorised signatory(ies);
(ii)	the ownership or shareholding of any Obligor (other than the Parent Guarantor unless such change of ownership or shareholding of the Parent Guarantor will result in a Change of Control);
(iii)	the constitutional documents of any Obligor; and
(iv)	the name of the Parent Guarantor so that the Security Agent may seek advice from its Nevada counsel at such time as to whether or not the filing of the UCC-1 financing statement in respect of the Share Charge (Guarantor B) with the Secretary of State of the State of Nevada should be updated;
(f)	promptly, notice of any change in the auditors of the Borrower or any Guarantor together with a written explanation from such retiring auditors setting out the reason for such change if such change is initiated by the retiring or resigning auditors; and
(g)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents, provided that the Parent Guarantor shall not be obliged to supply any information under paragraph (c) or (d) above if to do so would result in any general disclosure requirement being imposed on any member of the Group by NASDAQ or other relevant Governmental Agency.
19.5	Notification of default
(a)	Each of the Borrower and the Guarantors shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower or that Guarantor is aware that a notification has already been provided by another Obligor).
(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.6	"Know your customer" checks
(a)	Each of the Borrower and the Guarantors shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Facility Agent, such Lender or any prospective new Lender to conduct any "know your customer" or other similar procedures under applicable laws and regulations.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to conduct any "know your customer" or other similar procedures under applicable laws and regulations.
19.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	If the Borrower is or becomes a US Tax Obligor, or where the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:
(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or
(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent;
supply to the Facility Agent:
(A)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated such withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waivers to the Borrower.
(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)	Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (e) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Facility Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (including any related interest and penalties) in acting as Facility Agent under the Finance Documents as a result of such failure.
(j)	Without prejudice to any other term of this Agreement, if, in accordance with paragraph (f) above, the Facility Agent provides the Borrower with sufficient information to determine its withholding obligations under FATCA, but the Borrower fails to withhold as required by FATCA, the Borrower shall indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (including any related interest and penalties) in acting as Facility Agent under the Finance Documents as a result of such failure.

20.	FINANCIAL COVENANTS
20.1	Financial condition
The Parent Guarantor undertakes with each of the Finance Parties that it will ensure that:
(a)	the Consolidated Tangible Net Worth will not at any time be less than US$550,000,000;
(b)	the ratio of the Consolidated Net Borrowings to the Consolidated Tangible Net Worth shall not, as of the last day of each Relevant Period, exceed 100%;
(c)	the ratio of the Consolidated Net Borrowings (as of the last day of each Relevant Period) to the Consolidated EBITDA for such Relevant Period, shall not exceed 350%; and
(d)	the Consolidated EBITDA to the Consolidated Interest Expense will not, for any Relevant Period, be less than 2.5 to 1.0.

20.2	Financial covenant calculations
Consolidated EBITDA, Consolidated Net Borrowings, Consolidated Tangible Net Worth and Consolidated Interest Expense shall be calculated and interpreted in accordance with the Applicable GAAP and shall be tested against each set of consolidated financial statements of the Parent Guarantor as delivered to the Facility Agent pursuant to paragraph (c) of Clause 19.1 (Financial statements).
20.3	Definitions
In this Clause 20:
"Borrowings" means the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of the members of the Group.
"Consolidated EBITDA" means the total consolidated operating profit of the Group for the Relevant Period before taking into account the Consolidated Interest Expense, tax, any share of the profit (and loss) of any associated company or undertaking, and before deducting all amounts provided for depreciation and amortisation for that Relevant Period.  For the avoidance of doubt, any gain due to revaluation of assets of any member of the Group shall be excluded from the computation of "Consolidated EBITDA".
"Consolidated Interest Expense" means the aggregate amount of interest and other finance charges (whether or not paid or payable and for the avoidance of doubt, including any capitalised interest which is accrued but not yet payable) accrued by the Group in the Relevant Period in respect of Borrowings including but not limited to:
(a)	the interest element of leasing and hire purchase payments;
(b)	commitment fees, commissions and arrangement fees which shall, for the avoidance of doubt, be amortised in accordance with the Applicable GAAP; and
(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital.
"Cash" means, at any time, the aggregate of cash (whether or not subject to Security) and Cash Equivalents in the hand of or held by any member of the Group.
"Cash Equivalents" means investments that are short term investments (excluding equity investments) which are readily convertible into cash without incurring any significant premium or penalty.

"Consolidated Net Borrowings" means the aggregate amount of all the interest-bearing bank Borrowings and other Borrowings on a consolidated basis deducting the aggregate amount of Cash at such time.
"Consolidated Tangible Net Worth" means, at any time, the aggregate of the amounts of (1) the issued ordinary share capital of the Parent Guarantor; and (2) the amount standing to the credit of the reserves of the Group, including any amount credited to the share premium account, but deducting:
(a)	any debit balance on the consolidated profit and loss account of the Group;
(b)	(to the extent included) any amount shown in respect of:
(i)	goodwill (including goodwill arising only on consolidation); or
(ii)	other intangible assets of the Group other than those existing at the date of this Agreement;
(c)	any amount arising from an upward revaluation of assets made at any time after the date of the Original Financial Statements of the Parent Guarantor;
(d)	(to the extent included) any provision for deferred taxation; and
(e)	any amount in respect of any dividend or distribution declared, recommended or made by any member of the Group to the extent payable to a person who is not a member of the Group and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.
"Relevant Period" means each period of twelve months ending on the last day of the Parent Guarantor's financial year and each period of twelve months ending on the last day of the first half of the Parent Guarantor's financial year.

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1	Authorisations
Each Obligor hereto shall (and shall procure that each other member of the Group will) promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,
any Authorisation required to:
(i)	enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document subject to any applicable Security Perfection Requirements, and to enable it to perform its obligations under the Finance Documents; and
(ii)	enable it or any other member of the Group to carry out its business, if failure to do so under the terms of paragraph (a) above, would have or could reasonably be expected to have any Material Adverse Effect.
21.2	Compliance with laws
(a)	Each Obligor hereto shall and shall ensure other members of the Group shall, comply in all respects with all laws to which any member of the Group may be subject if such failure to comply could reasonably be expected to have a Material Adverse Effect.
(b)	Each Obligor hereto shall and shall procure that each other Obligor will, at all times comply in all respects its obligations contained in any Finance Document to which it is a party.
21.3	Negative pledge
(a)	Each Obligor hereto shall not and shall ensure that no other member of the Group will, create or permit to subsist any Security over any of its assets.
(b)	Each Obligor hereto shall not and shall ensure that no other member of the Group will:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Parent Guarantor or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into or permit to subsist any title retention arrangement;
(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c) Paragraphs (a) and (b) above do not apply to:
(i)	any existing Security as of the date of this Agreement (as notified to the Facility Agent on or prior to the date of this Agreement) and any replacement of that existing Security or of the indebtedness so secured except to the extent the principal amount secured by that Security exceeds the amount secured as of the date of this Agreement;
(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(iii)	any Security arising by operation of law and in the ordinary course of business and not in connection with borrowing or raising of money or credit provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;
(iv)	any Security created pursuant to any Finance Document;
(v)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;
(vi)	any Security Interest or Quasi-Security over or affecting any asset acquired by any member of the Group after the date of this Agreement if:
(1)	the Security or Quasi-Security was not created in contemplation of, or since, the acquisition of that asset by a member of the Group;
(2)	to the extent the Security or Quasi-Security was created over shares or equity interests acquired by a member of the Group, that Security or Quasi-Security is released immediately upon completion of the acquisition; and
(3)	the principal amount secured has not been increased in contemplation of, or since, the acquisition of that asset by a member of the Group;
(vii)	any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created before the date on which that company becomes a member of the Group, and if:

(1)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;
(2)	the Security or Quasi-Security was created over the shares or equity interests of any person owned by that person which becomes a member of the Group, that Security or Quasi-Security is released immediately upon completion of the acquisition; and
(3)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; or
(viii)	any Security or Quasi-Security over assets, the book value of which (when aggregated with the book value of any assets subject to Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (vii) above) does not exceed 10% of the Total Tangible Assets; or
(ix)	any Security created with the prior written consent of the Majority Lenders.
(d)	Notwithstanding the above paragraphs (a) to (c), the Borrower shall ensure that there is no Security or Quasi-Security created over (i) all the equity interests owned by the Borrower in HLJ Xinda and (ii) no less than 27.28% of the equity interests directly owned by the Borrower in HLJ XDCM.
21.4	Disposals
(a)	The Parent Guarantor shall not and shall ensure that no other member of the Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise assign, deal with or dispose of all or any part of its business, assets or revenues, to any person outside the Group.
(b)	Paragraph (a) above does not apply to any sale, transfer, assignment or other disposal:
(i)	made in the ordinary course of business of the disposing entities (including in the ordinary course of the manufacturing business of the disposing entity) including any disposal relating to the production lines or manufacturing facilities of the disposing entity for the purpose of facilities upgrade or as a result of write-off due to wear and tear (including any disposal of any obsolete or damaged assets);
(ii)	arising as a result of a transaction expressly permitted under paragraph (c) of Clause 21.3 (Negative pledge);

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose; or
(iv)	any other sale, transfer, assignment or disposal provided that the higher of the market value of or consideration receivable under such sale, transfer, assignment or disposal (when aggregated with the higher of the market value or consideration receivable for other sale, lease, transfer or other disposal by any member of the Group made pursuant to this paragraph (iv) in the same financial year) in any financial year does not exceed 5% of the Total Tangible Assets; or
(v)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).
21.5	Merger
The Parent Guarantor shall not and shall ensure that no other member of the Group will, (x) enter into any amalgamation, demerger, merger or corporate reconstruction or (y) acquire any company, business, assets or undertaking or make any investment unless:
(A)	in the case of any activity referred to in paragraph (x):
(a)	each of the Obligors is the surviving entity after such amalgamation, demerger, merger or corporate reconstruction so that it continues to assume the performance and observance of all the obligations under the Finance Documents to which it is a party; and
(b)	such amalgamation, demerger, merger or corporate restructuring is to be made on a solvent basis and does not have or could not be reasonably expected to have any Material Adverse Effect; or
(B)	in the case of any activity referred to in paragraph (y), any acquisition of raw materials, equipment or other assets (excluding business undertaking or shares or investments) made in the ordinary course of business of any member of the Group; or
(C)	in the case of any other acquisition or investment, the purchase consideration of such acquisition or investment (when aggregated with the purchase consideration of any acquisition and investment made pursuant to this paragraph (C)) in any financial year does not exceed 15% of the Consolidated Tangible Net Worth (as defined in Clause 20.3 (Definitions) and determined with reference to the latest audited consolidated financial statements of the Parent Guarantor delivered to the Facility Agent under the terms of this Agreement).

21.6	Change of business
The Parent Guarantor shall procure that no material change is made to the nature and scope of its business or the business of any of the other member of the Group from that carried on at the date of this Agreement.
21.7	Loans and Guarantees
(a)	The Parent Guarantor shall not and shall ensure that no other member of the Group will, make any loan or grant any credit or give any guarantee or indemnity for Financial Indebtedness to or for the benefit of any person which is not a member of the Group or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person which is not a member of the Group.
(b)	Paragraph (a) does not apply to:
(i)	any trade credit or guarantee (including letter of credit, performance guarantee, bankers' acceptance notes and similar instruments) granted (i) on usual commercial terms to a member of the Group or (ii) by a member of the Group in its ordinary course of business;
(ii)	any intercompany loan which forms the subject matter of the Assignment of Loans; or
(iii)	any loan, advance, guarantee or indemnity with the prior written consent of the Majority Lenders.
21.8	Dividends
(a)	The Borrower shall not declare or pay any dividend or make other income distribution to its shareholders in respect of any financial year of the Borrower.
(b)	The Borrower shall (and shall procure that its Subsidiaries will) ensure that:
(i)	(aa) none of the corporate policies or constitutional documents of its Subsidiaries or (bb) any agreement or other arrangement to which any of its Subsidiaries is party or that is binding on any of its Subsidiaries shall contain any restriction or limitation on (1) the payment or declaration of any dividend or distribution to its shareholders which are members of the Group, or (2) the making of repayment of shareholder's loans or payment of any other sums, by any of its Subsidiaries to the Borrower, whether directly or indirectly; and
(ii)	its Subsidiaries will not enter into any agreement or other arrangement which contains any restriction or limitation on (1) the payment or declaration of any dividend or distribution its shareholders which are members of the Group, or (2) the making of repayment of shareholder's loans or intercompany loans to any member of the Group or payment of any other sums, by any of its such Subsidiaries to it, whether directly or indirectly.

21.9	Financial Indebtedness
(a)	The Borrower shall ensure that, except as provided below, none of it and the other members of the Group may incur or permit to be outstanding any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to:
(i)	any Financial Indebtedness incurred under the Finance Documents; or
(ii)	any Permitted Financial Indebtedness.
21.10	Taxation
The Borrower shall (and shall procure that each other Obligor and each Subsidiary of the Borrower will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties, save to the extent that (a) payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) payment can be lawfully withheld.
21.11	Maintenance of Insurances
The Parent Guarantor will ensure that each member of the Group will maintain or procure to be maintained with reputable insurers insurances on and in relation to the business and assets of that member of the Group:
(a)	against those risks customarily insured against by prudent companies carrying on a similar business and in a similar location; and
(b)	against those risks required by applicable law or by contract.
21.12	Intra-Group Indebtedness
(a)	The Borrower shall not incur (or agree to incur) or have outstanding any Intra-Group Indebtedness unless such Intra-Group Indebtedness is subordinated (the "Subordinated Indebtedness") to the Borrower's liabilities under the Finance Documents to which it is a party by:
(i)	the execution (at the cost of the Borrower) of a Subordination Deed, by the relevant inter-company or shareholder (as subordinated lender) and the Borrower (as debtor) in favour of the Security Agent; and
(ii)	the delivery to the Security Agent of that Subordination Deed, all relevant supporting corporate authorisation and ancillary documents, legal opinion(s) and all relevant document(s) mentioned in Part I of Schedule 2 (Conditions precedent), mutatis mutandis, as requested by the Security Agent or the legal counsel of the Security Agent.

(b)	The Borrower shall not pay, repay or prepay any principal, interest, or other amount on or in respect of, or redeem, purchase or defease any Subordinated Indebtedness except (i) as specifically permitted by the terms of the Subordination Deed or (ii) for any repayment of Subordinated Indebtedness on the first Utilisation Date to Guarantor B for the purpose of Guarantor B's full redemption of the Notes (as contemplated in paragraph (a) of Clause 3.1 (Purpose)) on 29 August 2016.
21.13	Environmental undertakings
The Parent Guarantor shall ensure that its members of the Group will:
(a)	comply in all material respects with all Environmental Laws to which it may be subject;
(b)	obtain all Environmental Licences required in connection with its business; and
(c)	comply in all material respects with the terms of all those Environmental Licences, in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.
21.14	Pari passu ranking
(a)	Each Obligor hereto shall procure that its obligations under each Finance Document to which it is a party do and will rank at least pari passu with all its other present and future, actual or contingent, unsecured and unsubordinated obligations, except for those which are mandatorily preferred by law applying to companies generally.
(b)	Subject to the completion of Security Perfection Requirements in accordance with the terms of this Agreement and the Security Documents, each Obligor hereto shall ensure that its obligations under the Finance Documents will be secured to the extent of the Security Documents to which it is a party and shall rank at all times in priority to the claims of all of its unsecured and unsubordinated creditors except for obligations mandatorily preferred by law.
21.15	Arm's length dealings

Each Obligor hereto shall not (and the Parent Guarantor shall ensure that no other member of the Group will) enter into any arrangement, agreement or commitment with any person or pay any fees, commissions or other sums on any account whatsoever to any persons other than:
(a)	in the ordinary course of trading, at arm's length and on normal commercial terms;
(b)	as required by the Finance Documents; or
(c)	those to which the Majority Lenders have given their prior written consent.
21.16	Further assurance
(a)	Each Obligor hereto shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s):
(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents to which it is a party (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents to which it is a party or by law; and/or
(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security after it has become enforceable in accordance with its terms.
(b)	Each Obligor hereto shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents to which it is a party.
21.17	Use of Loan proceeds
(a)	The Borrower shall not and will not permit or authorize any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would reasonably be expected to result in any Obligor or any Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.
(b)	The Borrower shall not, and shall ensure that none of its Subsidiaries or any other member of the Group or its employees will, (i) engage in offering, giving, receiving, or soliciting, directly or indirectly, anything of value to influence improperly the actions of any person including any Lender and its employees; and (ii) directly or indirectly, use the proceeds of the Facility for any purpose which would breach any anti-bribery law or other similar legislation in any applicable jurisdiction.

(c)	The Borrower shall, and shall ensure and procure that none of its Subsidiary(ies) and the other members of the Group will, conduct their businesses in compliance with the applicable anti-corruption laws in all material respects and maintain policies and procedures designed to prevent bribery and corruption by its employees.
21.18	Listing
The Parent Guarantor shall ensure that its shares remain listed on NASDAQ and shall not be suspended from trading for more than fourteen (14) consecutive trading days.

22.	EVENTS OF DEFAULT
Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than Clause 22.17 (Acceleration)) is an Event of Default.
22.1	Non-payment
Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless:
(a)	its failure to pay is caused by:
(i)	an administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three (3) Business Days of its due date.

22.2	Financial covenants
Any requirement of Clause 20 (Financial covenants) is not satisfied.
22.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).
(b)	Any condition attached to any waiver or consent given under any Finance Document is not fulfilled.

(c)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied to the Facility Agent's satisfaction (acting on the instructions of the Majority Lenders) within ten (10) Business Days (or such longer period as the Majority Lenders may otherwise agree in writing) of the earlier of (i) the Facility Agent giving notice to the relevant Obligor and (ii) the relevant Obligor becoming aware of the failure to comply.
22.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor or any member of the Group under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated unless the circumstances giving rise to such misrepresentation or misstatement are capable of being remedied and are remedied within ten (10) Business Days (or such longer period as the Majority Lenders may otherwise agree in writing) of the earlier of (i) the Facility Agent giving notice to the relevant Obligor and (ii) the relevant Obligor becoming aware of the relevant misrepresentation.
22.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described and taken into account the relevant grace period (if any) thereunder).
(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as the case may be, as a result of an event of default (however described and taken into account the relevant grace period (if any) thereunder).
(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group as the case may be, due and payable prior to its specified maturity as a result of an event of default (however described and taken into account the relevant grace period (if any) thereunder).
(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency
(a)	A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.
(d)	No Event of Default will occur under the above paragraph (a) or (b) in the case of a solvent liquidation of a member of the Group which is not an Obligor.
22.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;
(b)	a composition or arrangement with any creditor of the Guarantor or any member of the Group, or (ii) an assignment for the benefit of creditors generally of any member of the Group or a class of such creditors;
(c)	the appointment of a liquidator (other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or
(d)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.
Clause 22.7(a) shall not apply to any winding-up petition which is (i) frivolous or vexatious and (ii) is discharged, stayed or dismissed within 30 days of commencement.

22.8	Creditors' process
(a)	Any member of the Group fails to pay any sum over US$5,000,000 due from it under any final judgment or any final order made or given by a court of competent jurisdiction.
(b)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$5,000,000 and is not discharged within 30 days after the relevant order for expropriation, attachment, sequestration, distress or execution is made.
22.9	Security
Any Security Document after the date of its execution, is no longer in full force and effect or any Security Document (other than the Original Share Charge (Guarantor D) which is to be replaced and substituted by the Notarised Share Charge (Guarantor D)) does not create in favour of the Security Agent the Security which it is expressed to create with the ranking and priority it is expressed to have, subject to the compliance of the relevant Security Perfection Requirements which are required to be satisfied within the timeframe set out in the relevant Finance Documents.
22.10	Listing status
The shares of Parent Guarantor are no longer listed on NASDAQ or the shares of Parent Guarantor are at any time suspended from trading in NASDAQ for a continuous period of more than fourteen (14) consecutive trading days.
22.11	Unlawfulness
It is or will become unlawful for an Obligor to perform any of its obligations under any Finance Documents to which it is a party.
22.12	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document. or any Finance Document is, for whatever reason, no longer in full force and effect.
22.13	Cessation of business
(a)	Any Obligor (i) suspends or ceases or threatens to suspend or cease to carry on all or a material part of its business or operation; or (ii) changes or threatens to change the nature and scope of its business.
(b)	Any Governmental Agency nationalises or expropriates or threatens to nationalise or expropriate all or any substantial part of the business or assets of any Obligor.
22.14	Material adverse change
An event or circumstance (including modifications to any Authorisation) occur which has or could reasonably be expected to have a Material Adverse Effect.

22.15	Material litigation
Any litigation, arbitration, administrative proceedings or investigation before any court, arbitration or other relevant authority (together, the "proceedings") is current, pending or threatened against any member of the Group which proceedings alone or together with any other such proceedings the Majority Lenders consider to have or be likely to have a Material Adverse Effect.
22.16	Auditor's qualification
The audited financial statements of any Obligor delivered to the Facility Agent pursuant to the Finance Documents to which it is a party are qualified by its auditors.
22.17	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;
(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or
(d)	instruct the Security Agent to enforce all or any of the Security Documents and/or preserve the Security constituted by any Security Document and/or to exercise any right, power and remedy available to the Security Agent under any Security Document.

23.	CHANGES TO THE LENDERS
23.1	Assignments and transfers by the Lenders
Subject to this Clause 23, a Lender (the "Existing Lender") may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,
under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") including any assignment or transfer in connection with a securitisation or other transaction having a similar effect provided that the costs of such assignment or transfer shall not be borne by any Obligor.

23.2	Conditions of assignment or transfer
(a)	The consent of or consultation with any Obligor is not required for an assignment of a Lender's rights or for a transfer by a Lender of any of its obligations under the Finance Documents.
(b)	A transfer will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.
(c)	An assignment will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with.
23.3	Assignment or transfer fee
The New Lender shall, on or before the date upon which an Assignment Agreement or Transfer Certificate is delivered to the Facility Agent, pay to the Facility Agent (for its own account) a fee of US$3,000 free and clear of Tax under the applicable law.
23.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor or the Group;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c) Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
(d)	In relation to any assignment or transfer by an Existing Lender under this Clause 23, the relevant New Lender agrees to be bound by any consent, waiver or decision given or made by such Existing Lender in connection with the Finance Documents prior to such assignment or transfer.
23.5	Procedure for transfer
(a)	A transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender not later than the fifth Business Day (or such later Business Day accepted by the Facility Agent) prior to the proposed Transfer Date. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender. The Facility Agent does not have any liability or responsibility to any Party as a consequence of its relying on and acting in accordance with any such Transfer Certificate if the same is subsequently proved to be not authentic or duly authorised.
(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Facility Agent, the Mandated Lead Arranger and Bookrunner, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arranger and Bookrunner and the Existing Lender shall each be released from further obligations to each other under this Agreement; and
(iv)	the New Lender shall become a Party as a "Lender".
(d)	The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.
23.6	Procedure for assignment
(a)	Subject to the conditions set out in paragraph (d) below and in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender not later than the fifth Business Day (or such later Business Day accepted by the Facility Agent) prior to the proposed date of assignment. The Facility Agent shall, subject to paragraph (d)(ii) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	On the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and
(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(c)  Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in paragraph (d) below.
(d) An assignment (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on:
(i)	receipt by the Facility Agent (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and
(ii)	performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender. The Facility Agent shall not be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and the New Lender or any document delivered to it pursuant to paragraph (c) above unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.
(e) The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

23.7	Copy of Transfer Certificate or Assignment Agreement to Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.
23.8	Exclusion of Facility Agent's liability
In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.
23.9	Existing consents and waivers
A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.
23.10	Assignments and transfers to Obligor group
A Lender may not assign or transfer to any Obligor or any Affiliate of any Obligor any of such Lender's rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.
23.11	Transfer by Lenders due to succession
If a Lender merges with any other person by universal succession or otherwise and that Lender is not the succeeding entity after the merger, that Lender shall, at its own cost, within 45 days of that merger becoming effective, furnish or procure to be furnished to the Facility Agent a legal opinion (or a certified true copy of a legal opinion) issued by qualified legal counsel practising law in its jurisdiction of incorporation in such form and substance as the Facility Agent (acting reasonably) accepts confirming that by the operation of law, all that Lender's assets, rights, liabilities and obligations have been duly transferred to or vested in the succeeding entity and that succeeding entity has succeeded to all relationships of that Lender as if those assets, rights, liabilities and obligations had been originally acquired, incurred or entered into by the succeeding entity, whereupon a transfer and novation of all that Lender's rights and obligations under this Agreement to its succeeding entity shall have been, or be deemed to have been, duly effected as at the effective date of such merger.  If a Lender does not comply with the requirement under this Clause 23.111, the Facility Agent may decline to recognize the succeeding entity and require the relevant Lender and its succeeding entity to sign and deliver a Transfer Certificate to the Facility Agent in accordance with Clause 23.5 (Procedure for transfer) together with the transfer fee referred to in Clause 23.3 (Assignment or transfer fee) or to provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Facility Agent's legal counsel (any legal costs so incurred shall be borne by the relevant Lender)) in order to establish that all rights and obligations of the relevant Lender under this Agreement have been transferred to and assumed by the succeeding entity.

23.12	Security over Lender's Rights
In addition to the other rights provided to the Finance Parties under this Clause 23, each Lender may, after giving five (5) Business Days' prior notice to the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure that Lender's obligations including:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank or similar authority; and
(b)	if that Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.	DISCLOSURE OF INFORMATION
24.1	Confidentiality
(a)	Each Finance Party must keep all Confidential Information confidential and not disclose it to anyone, save to the extent permitted by Clause 24.2 (Disclosure of Confidential Information).
(b)	Each Finance Party must ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

24.2	Disclosure of Confidential Information
Any Finance Party may disclose to:

(a)	any of its Affiliates;
(b)	its head office, representative office and any other branch;
(c)	any other Finance Party;
(d)	any professional advisers (including auditors and lawyers) of and other persons providing services to, it or any of its Affiliates, its head office, any of its representative offices or any other branch of it;
(e)	any Obligor or any person permitted by any Obligor;
(f)	any credit rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to, that Finance Party or any of its Affiliates, its head office, any of its representative offices or any of its branches if any person to whom the Confidential Information is to be given pursuant to this paragraph (f) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;
(g)	any court, tribunal or regulatory authority or Governmental Agency with jurisdiction over that Finance Party or any of its Affiliates, its head office, any of its representative offices or any other branch of it or any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or by such court, tribunal or regulatory authority or Governmental Agency with jurisdiction as mentioned above;
(h)	any governmental, quasi-governmental, administrative, supervisory, banking, taxation or other regulatory authority with jurisdiction over that Finance Party or any of its Affiliates, its head office, any of its representative offices or any other branch of it or any person to whom, and to the extent that, information is required to be disclosed by any such governmental, quasi-governmental, administrative, supervisory banking, taxation or other regulatory authority with jurisdiction as mentioned above;
(i)	any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (or any agent or professional adviser of such assignee or transferee or potential assignee or transferee); or
(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor (or any agent or professional adviser of such sub-participant or potential sub-participant), provided that in the case of paragraph (i)(i), such other person has entered into a confidentiality undertaking substantially in the form recommended by the APLMA or in any other form agreed between the Borrower and the Facility Agent except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain confidentiality;
any information about any Obligor, its Affiliates, the Group and the Finance Documents as that Finance Party (acting in compliance with the applicable laws and regulations) shall consider appropriate, subject to the conditions and restrictions set out in the above.  This Clause supersedes any previous agreement relating to the confidentiality of such information.
24.2	Any Lender may also disclose the size and term of the Facility and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender's rights or obligations under the Finance Documents.

25.	CHANGES TO THE OBLIGORS
25.1	No assignment or transfer by Obligors
No Obligor may assign or transfer all or part of its rights or obligations under the Finance Documents to which it is a party.
25.2	Accession as Additional Guarantor
(a)	Each Obligor hereto shall procure that any Offshore Subsidiary incorporated or acquired after the date of this Agreement shall, as soon as possible after such incorporation or acquisition, become an Additional Guarantor.
(b)	Any Offshore Subsidiary incorporated or acquired after the date of this Agreement will become an Additional Guarantor if:
(i)	the Borrower delivers to the Facility Agent a duly completed and executed Accession Letter in respect of the accession of that Offshore Subsidiary as an Additional Guarantor;
(ii)	each of the Borrower and that Offshore Subsidiary shall have confirmed in such Accession Letter that no Default is continuing or would occur as a result of that Offshore Subsidiary becoming an Additional Guarantor;
(iii)	each Finance Party shall have completed (and be satisfied with the results of) all necessary "know your customer", anti-money laundering or similar other checks relating to any person that is required under applicable laws and/or regulations to carry out in relation such Offshore Subsidiary; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) required to be delivered by that Offshore Subsidiary, each in form and substance satisfactory to the Facility Agent.
The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).
(c)	Delivery of an Accession Letter by any Offshore Subsidiary constitutes confirmation by such Offshore Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.	ROLE OF THE FACILITY AGENT AND THE MANDATED LEAD ARRANGER AND BOOKRUNNER
26.1	Appointment of the Facility Agent
(a)	Each of the other Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.
(b)	Each of the other Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
26.2	Appointment of Security Agent
(a)	Each Finance Party (other than the Security Agent) appoints the Security Agent to act as its security agent under and in connection with the Finance Documents.
(b)	The Security Agent declares that it shall hold the Transaction Security on trust for the Finance Parties on the terms contained in this Agreement.
(c)	Each Finance Party (other than the Security Agent) authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
(d)	Each Finance Party (other than the Security Agent) shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

26.3	Duties of the Facility Agent
(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.
(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.
(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Facility Agent or the Mandated Lead Arranger and Bookrunner) under this Agreement it shall promptly notify the other Finance Parties.
(f)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature. The Facility Agent shall have no other duties, obligations or responsibilities save as expressly provided for in the Finance Documents.
26.4	Duties of the Security Agent
(a)	The Security Agent shall promptly provide the Facility Agent with complete copies (together with any accompanying attachments or enclosures, if any) the contents of any notice or document and promptly inform the Facility Agent of any payment received by it (in its capacity as security agent and/or trustee for the Finance Parties) from any Obligor under any Finance Document.
(b)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to the Facility Agent.
(c)	If the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.
(d)	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature. Each Party agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which the Security Agent is party (and no others shall be implied).

26.5	Role of the Mandated Lead Arranger and Bookrunner
Except as specifically provided in the Finance Documents, the Mandated Lead Arranger and Bookrunner does not have any obligations of any kind to any other Party under or in connection with any Finance Document.
26.6	No fiduciary duties
(a)	Nothing in this Agreement constitutes any Transaction Agent or the Mandated Lead Arranger and Bookrunner as a trustee or fiduciary of any other person. The Parties hereby expressly agree that no statutory duty of care (as contemplated in the Trustee Ordinance (Chapter 29 of the Laws of Hong Kong)) shall apply to the Security Agent in connection with its role or its carrying out of any of its obligations, under any Finance Document to which the Security Agent is a party.
(b)	Neither a Transaction Agent nor the Mandated Lead Arranger and Bookrunner shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.7	Business with the Group
Each of the Transaction Agents and the Mandated Lead Arranger and Bookrunner may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
26.8	Rights and discretions of the Facility Agent
(a)	The Facility Agent may rely on:
(i)	any communications, representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document or to check the adequacy, accuracy or completeness of any documents it forwards to another Party; and
(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)) and is not obliged to enquire as to the occurrence or confirmation of a Default. The Facility Agent has no duty to monitor (1) any Default has occurred; or (2) the performance, default or any breach by any Party of its obligations under the Finance Documents or any other documents thereto or (3) whether any other event specified in any Finance Document has occurred or not;

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii)	any notice or request made by the Obligors' Agent is made on behalf of and with the consent and knowledge of each other Obligor.
(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts as it considers necessary or desirable.
(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither any Transaction Agent nor the Mandated Lead Arranger and Bookrunner is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.
26.9	Majority Lenders' instructions
(a)	Unless a contrary indication appears in a Finance Document, each Transaction Agent shall (i) exercise any right, power, authority or discretion vested in it as relevant Transaction Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as relevant Transaction Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
(c)	A Transaction Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received any indemnification or security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions. A Transaction Agent may refrain from doing anything which in its opinion will or may (i) be contrary to any relevant law, directive or regulation of any jurisdiction and each Transaction Agent may do anything which is in its opinion, necessary to comply with any such law, directive or regulation or (ii) risk its own funds.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) a Transaction Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
25.9A    Instructions to Security Agent and exercise of discretion
(a)	Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or the Lenders (as the case may be), if so instructed by the Majority Lenders or the Lenders (as the case may be), refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instruction received by it from the Facility Agent, the Lenders or the Majority Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, those instructions or directions have not been revoked.
(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders or the Lenders (as the case may be) as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.
(c)	Any instructions given to the Security Agent by the Majority Lenders or the Lenders (as the case may be) shall override any conflicting instructions given by any other Parties.
(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in this Agreement;
(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action; and
(iii)	in respect of any provision in this Agreement which protects the Security Agent's own position in its personal capacity as opposed to its role as Security Agent for the Finance Parties.
(e)	If giving effect to instructions given by the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to an amendment or wavier referred to in Clause 34.2 (Exceptions), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required by Clause 34.2 (Exceptions) in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under this Agreement where it has not received any instructions from the Majority Lenders or the Lenders (as the case may be) as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the Finance Parties.
26.10	Rights and discretions of the Security Agent
(a)	The Security Agent may rely on:
(i)	any communications, representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and
(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred and is not obliged to enquire as to the occurrence or confirmation of a default;
(ii)	any right, power, authority or discretion vested in any party to any Finance Documents or the Majority Lenders has not been exercised; and
(iii)	(if it receives any instructions or directions from the Facility Agent to take any action in relation to any Transaction Security) all applicable conditions under the Finance Documents for taking that action have been satisfied.
(c)	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)	The Security Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	The Security Agent may disclose to any other party to any Finance Document any information it reasonably believes it has received as security agent and/or trustee under any Finance Document.
(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.
(g)	Each of the Security Agent, any Receiver (as defined in any Security Document) and any Delegate (as defined in any Security Document) may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents (including the power to execute any Security Document on behalf of the Security Agent).

(h)	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver (as defined in any Security Document) or that Delegate (as defined in any Security Document) (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.
(i)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate agent/ security agent/ trustee or as a co security agent/ co trustee jointly with it (i) if it considers that appointment to be in the interests of the Finance Parties; or (ii) if such appointment is advisable to be made under the legal advice of the legal counsel to the Security Agent or (iii) for the purposes of executing any Security Document, conforming to any legal requirements, registration requirements, restrictions or conditions which the Security Agent deems to be relevant or (iv) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Facility Agent of that appointment. The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust created under this Agreement as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any such person.
(j)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.
(k)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.
26.11	Responsibility for documentation
None of the Transaction Agents nor the Mandated Lead Arranger and Bookrunner:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Transaction Agent, the Mandated Lead Arranger and Bookrunner, an Obligor or any other person given in or in connection with any Finance Document or any Transfer Certificate; or
(b)	is responsible for the execution, legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
26.12	Exclusion of liability
(a)	Without limiting paragraph (b) below, a Transaction Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:
(i)	that Transaction Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by that Transaction Agent's gross negligence or wilful misconduct; or
(ii)	any delay in the crediting to any account of an amount required under the Finance Documents to be paid by that Transaction Agent, if that Transaction Agent shall have taken all necessary steps as soon as reasonably practicable to comply with (1) the regulations or operating procedures of any recognised clearing or settlement system used by that Transaction Agent for the purpose of such payment or (2) any applicable anti-money laundering, anti-terrorism requirement, Sanctions, embargos or similar requirements under the applicable laws and regulations; or
(iii)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Charged Property.
(b)	No Party (other than a Transaction Agent) may take any proceedings against any officer, employee or agent of such Transaction Agent in respect of any claim it might have against the Transaction Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of such Transaction Agent may rely on this Clause.
(c)	Nothing in this Agreement shall oblige a Transaction Agent or the Mandated Lead Arranger and Bookrunner to conduct any "know your customer" or other procedures in relation to any person on behalf of any Lender and each Lender confirms to the Transaction Agents and the Mandated Lead Arranger and Bookrunner that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Transaction Agent or the Mandated Lead Arranger and Bookrunner.

(d)	None of Transaction Agents shall be responsible for making, or have any duty to make, any investigation in respect of or in any way be liable whatsoever for:
(i)	the nature, status, creditworthiness or solvency of any Obligor, any member of the Group or any other person;
(ii)	the execution, legality, validity, adequacy (including without limitation adequacy of security, if any, relating to), admissibility in evidence or enforceability of any Finance Document or any other document entered into in connection therewith;
(iii)	the title, ownership, value, sufficiency or existence of any Charged Property;
(iv)	the registration, filing, protection or perfection of any Security Document or the priority of any Transaction Security;
(v)	the scope, adequacy, accuracy or completeness of any representations, warranties or statements made by or on behalf of, or any information (whether oral or written) supplied by or on behalf of, any Obligor, any member of the Group or any other person under or in connection with any Finance Document or any document entered into in connection therewith;
(vi)	the performance or observance by any Obligor or any other person with any provisions of any Finance Document or in any document entered into in connection therewith or the fulfilment or satisfaction of any conditions contained therein or relating thereto or as to the existence or occurrence at any time of any default, event of default or similar event contained therein or any waiver or consent which has at any time been granted in relation to any of the foregoing;
(vii)	the existence, accuracy or sufficiency of any legal or other opinions, searches, reports, certificates, valuations or investigations delivered or obtained or required to be delivered or obtained at any time in connection with any Finance Document;
(viii)	the compliance of the provisions and contents of and the manner and formalities applicable to the execution of any Finance Document and any documents connected therewith, and/or compliance of any such provisions, contents, manner and/or formalities with any applicable laws or regulations;
(ix)	the failure by any Obligor to obtain or comply with any Authorisation or other authority in connection with the origination, sale or purchase of any of the Charged Property or the failure to effect or procure registration of or to give notice to any person in relation to or otherwise protect the security created or purported to be created by or pursuant to any Transaction Security or other documents entered into in connection therewith;

(x)	the failure to call for delivery of documents of title to or require any transfers, legal mortgages, charges or other further assurances in relation to any of the assets the subject matter of any of the Finance Documents or any other document;
(xi)	any accounts subject to any Transaction Security or any other accounts, books, records or files maintained by any Obligor, or any other person in respect of any of the Charged Property; or
(xii)	any other matter or thing relating to or in any way connected with any Transaction Security or any document entered into in connection therewith whether or not similar to the foregoing.
(e)	Unless mandatorily required by applicable laws to which a Transaction Agent is subject, each Transaction Agent shall not be responsible for providing any certification, document or information (except information relating to itself) that may be required for any anti-money laundering due diligence purpose. Any such certification, document or information shall be provided by an Obligor or the relevant Lender directly provided that a request for such certification, document or information may be made through the Facility Agent.
(f)	In no event shall any Transaction Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not that Transaction Agent has been advised of the possibility of such loss or damages.
26.13	Additional protection for the Security Agent in relation to Transaction Security
(a)	The Security Agent may accept without investigation, requisition or objection such right and title as any Obligor may have to any of the Charged Property and the other Security created in favour of the Security Agent (as agent and/or trustee for the other Finance Parties) by any Security Document and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of any Obligor to all or any of the Charged Property whether such defect or failure was known to the Security Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not.
(b)	The Security Agent shall not be liable for any failure, omission or defect in perfecting, protecting or further assuring any Transaction Security (unless directly caused by the Security Agent's wilful misconduct or gross negligence) including (without prejudice to the generality of the foregoing) (i) any failure, omission or defect in registering or filing or procuring registration or filing of, or otherwise protecting or perfecting any Transaction Security or the priority thereof or the right or title of any person in or to the assets comprised in any Transaction Security by registering under any applicable registration laws in any applicable territory any notice or other entry prescribed by or pursuant to the provisions of any such laws; (ii) any failure to require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property; and (iii) any failure or omission to require any further assurances in relation to any Transaction Security.

(c)	The Security Agent shall not be responsible for any unsuitability, inadequacy or unfitness of any Charged Property as security for any or all of the obligations under any or all of the Finance Documents and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of any Charged Property as security for any or all of the obligations under any or all of the Finance Documents.
(d)	The Security Agent shall not be responsible for investigating, monitoring or supervising the observance or performance by any person in respect of any Charged Property or otherwise.
(e)	The Security Agent shall not be responsible for any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability (including, without limitation, in respect of Taxes (including stamp taxes)) or any Indirect Taxes charged or chargeable in respect thereof ("Liability") occasioned to any Transaction Security however caused, whether by an act or omission of any Obligor or any other person (including, without limitation, any bank, broker, depositary, warehouseman or other intermediary or any clearing system or operator thereof) acting in accordance with or contrary to the provisions of any of the Finance Documents or otherwise and irrespective of whether any Transaction Security is held by or to the order of any of such persons, unless such Liability has been finally judicially determined to have resulted from the fraud, wilful default or gross negligence of the Security Agent.
(f)	Without prejudice to the obligations of the Obligors relating to insurance under the Finance Documents, the Security Agent shall not be under any obligation to insure any of the Transaction Security or any deeds or documents of title or other evidence in respect of any Transaction Security or to require any other person to maintain any such insurance or monitor the adequacy of any such insurance and shall not be responsible for any Liability which may be suffered as a result of the lack of or inadequacy of any such insurance.
(g)	The Security Agent shall not be responsible for any Liability occasioned by the operation (whether by any Obligor or otherwise) of any account subject to any Transaction Security whether by depreciation in value or by fluctuation in exchange rates or otherwise unless such Liability is attributable to the operation of such account by the Security Agent after the enforcement of Transaction Security over such account and has been finally judicially determined to have been occasioned by the fraud, wilful misconduct or gross negligence of the Security Agent.

(h)	The Security Agent shall not be liable for any decline in the value nor any loss realised upon any sale or other disposition of any of the Charged Property made pursuant to any Finance Document or any shortfall arising from the enforcement or realisation of any Charged Property.
(i)	The Security Agent shall have no responsibility whatsoever to any Obligor or any other Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Property, the income therefrom or the proceeds thereof.
(j)	The Security Agent shall not be obliged (whether or not directed by the Finance Parties) to perfect the legal title to any Transaction Security in its name or any of the related collateral security if, in its opinion, such perfection would or might result in the Security Agent becoming liable to or incurring any obligation to any Obligor under any Transaction Security or any of the related collateral security and/or in its opinion, there is or would be insufficient cash to discharge, in accordance with the provisions of the Finance Documents, such liabilities or obligations as and when they arise.
(k)	The Security Agent shall not, nor shall any receiver appointed pursuant to any Finance Document or any attorney or agent of the Security Agent by reason of taking possession of the whole or any part of the Charged Property or any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever, be liable to account for anything except actual receipts or be liable for any loss or damage arising from the realisation of the whole or any part of the Charged Property or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, from any act, default or omission in relation to all or any of the Charged Property or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest or from any act, default or omission in relation to the whole or any part of the Charged Property or from any exercise or non-exercise by it of any right, remedy or power conferred upon it in relation to the whole or any part of the Charged Property or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, by or pursuant to any Finance Document or otherwise, unless such loss or damage is finally judicially determined to have been caused by its fraud, wilful default or gross negligence.

(l)	If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.
26.14	Lenders' indemnity to the Transaction Agents
(a)	Each Lender shall indemnify each of the Transaction Agents, within three (3) Business Days of demand, against any cost, loss or liability (including for negligence, in relation to any FATCA-related liability or any other category of liability whatsoever) incurred or suffered by such Transaction Agent (otherwise than by reason of such Transaction Agent's gross negligence or wilful misconduct) in acting as Transaction Agent under the Finance Documents (unless such Transaction Agent has been reimbursed by an Obligor pursuant to a Finance Document).
(b)	The proportion of such cost, loss or liability to be borne by each Lender shall be:
(i)	if there is any Loan then outstanding, the proportion borne by (A) the sum of its participation(s) in the Loan(s) then outstanding to (B) the aggregate amount of such Loan(s), or
(ii)	if there is no Loan then outstanding and the Available Facility is then greater than zero, the proportion borne by (A) its Available Commitment to (B) the Available Facility, or
(iii)	if there is no Loan then outstanding and the Available Facility is then zero;
(1)	if the Available Facility became zero after a Loan ceased to be outstanding, the proportion borne by (A) its Available Commitment to (B) the Available Facility immediately before the Available Facility became zero, or
(2)	if a Loan ceased to be outstanding after the Available Facility became zero, the proportion borne by (A) the sum of its participation(s) in the Loan(s) outstanding immediately before any Loan ceased to be outstanding to (B) the aggregate amount of such Loan(s).
26.15	Resignation of the Transaction Agents
(a)	A Transaction Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)	Alternatively a Transaction Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Transaction Agent.
(c)	If the Majority Lenders have not appointed a successor Transaction Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the relevant Transaction Agent (after consultation with the Borrower) may appoint a successor Transaction Agent.

(d)	The retiring Transaction Agent shall make available to the successor Transaction Agent such documents and records and provide such assistance as the successor Transaction Agent may reasonably request for the purposes of performing its functions as Transaction Agent under the Finance Documents.
(e)	A Transaction Agent's resignation notice shall take effect only upon (i) the appointment of a successor and (ii) in the case of the Security Agent, the assignment and transfer of all of the Transaction Security held by the retiring Security Agent to that successor.
(f)	Upon the appointment of a successor Transaction Agent, the retiring Transaction Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	After consultation with the Borrower, the Majority Lenders may, by notice to a Transaction Agent, require it to resign in accordance with paragraph (b) above. In this event, such Transaction Agent shall resign in accordance with paragraph (b) above.
26.16	Confidentiality
(a)	In acting as agent and/or (in the case of Security Agent) trustee for the Finance Parties, a Transaction Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of a Transaction Agent, it may be treated as confidential to that division or department and such Transaction Agent shall not be deemed to have notice of it.
(c)	A Transaction Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.
26.17	Relationship with the Lenders
Subject to Clause 28.2 (Distributions by the Facility Agent), each Transaction Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.18	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each of the Transaction Agents and the Mandated Lead Arranger and Bookrunner that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the business, financial condition, prospect, creditworthiness, status and affairs of each member of the Group;
(b)	the execution, legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting any Charged Property.
26.19	Deduction from amounts payable by the Transaction Agents
If any Party owes an amount to any Transaction Agent under the Finance Documents, such Transaction Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which such Transaction Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.20	Transaction Agents' Management Time
Any amount payable to any Transaction Agent under Clause 15.3 (Indemnity to the Transaction Agents), Clause 16 (Costs and expenses) and Clause 26.14 (Lenders' indemnity to the Transaction Agents) shall include the cost of utilising such Transaction Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Transaction Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Transaction Agents under Clause 11 (Fees).

27.	SHARING AMONG THE FINANCE PARTIES
27.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower or the Guarantor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;
(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).
27.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower or the Guarantor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).
27.3	Recovering Finance Party's rights
(a)	On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and, the Recovering Finance Party, an amount of the recovered amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
27.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS
28.1	Payments to the Facility Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.
(c)	All payments made by any Obligor to the Facility Agent in accordance with paragraphs (a) and (b) above in respect of any Finance Document (other than any Security Document) are made to the Facility Agent for and on behalf of each Finance Party to whom the relevant amount is owing. The payment of any such amount to the Facility Agent shall not in any way affect or prejudice the separate and independent nature of the debt owing to each such Finance Party, which may be enforced individually by each such Finance Party in the event that all or part of the debt remains unpaid when due.
28.2	Distributions by the Facility Agent
(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency.
(b)	The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lenders indicated in the records of the Facility Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lenders so entitled immediately before such transfer took place regardless of the period to which such sums relate.
(c)	If the Security Agent receives or records any amount from or in respect of any Obligor under or in connection with any Finance Document, it shall promptly notify the Facility Agent, and the Facility Agent may instruct the Security Agent to make available such amount, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback), as soon as practicable after receipt and recovery to the Party entitled to receive payment in accordance with this Agreement (or in case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of the currency of such payment. The Security Agent shall be entitled to rely on any instructions of the Facility Agent in making any distribution or effecting any payment under any Finance Document.

28.3	Distributions to an Obligor
A Transaction Agent may (with the consent of an Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
28.4	Clawback
(a)	Where a sum is to be paid to a Transaction Agent under the Finance Documents for another Party, that Transaction Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	If a Transaction Agent pays an amount to another Party and it proves to be such case that the Transaction Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Transaction Agent shall on demand refund the same to such Transaction Agent together with interest on that amount from the date of payment to the date of receipt by such Transaction Agent, calculated by such Transaction Agent to reflect its cost of funds.
28.5	Partial payments
(a)	If a Transaction Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, such Transaction Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs, expenses and indemnification of the Transaction Agents and the Mandated Lead Arranger and Bookrunner under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No set-off by an Obligor
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not or if the payment due date would otherwise extend beyond the Final Maturity Date).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, US Dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than US Dollar shall be paid in that other currency.
28.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

29.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES
30.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail ("email") (including scanned copies of executed documents and other attachments), fax or letter.
30.2	Addresses
The address, fax number and if applicable, email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(i)	in the case of the Borrower or any Original Guarantor, that identified with its name on the signature pages below;
(ii)	in the case of any Additional Guarantor, that identified in the Accession Letter to which such Additional Guarantor is a party;
(iii)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and
(iv)	in the case of the Facility Agent or the Security Agent, that identified with its name on the signature pages below,

or any substitute email address, address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.
30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:
(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the person(s) to whom the communication is made;
(ii)	if by way of posting by any Party on a Deal Site will be effective the earlier of (aa) one Business Day after such communication is posted on the Deal Site and (bb) receipt by the Facility Agent of acknowledgement from the Deal Site that such communication has been posted;
(iii)	if by way of fax, only when received in legible form; or
(iv)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to a Transaction Agent will be effective only when actually received by that Transaction Agent and then only if it is sent to the correct email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with such Transaction Agent's signature below (or any substitute department or officer as such Transaction Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Facility Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantors.
(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following local business day.

30.4	Use of a Deal Site by the Facility Agent
(a)	The Facility Agent may elect that:
(i)	the Obligors' Agent may satisfy its obligations under this Agreement to deliver any information to any Transaction Agent;
(ii)	any Lender may satisfy its obligations under this Agreement to deliver any information to any Transaction Agent; and/or
(iii)	the Facility Agent may satisfy its obligations under this Agreement to deliver any information to any Obligor or any Lender, by posting such information on an electronic website designated by the Facility Agent for such purpose (the "Deal Site") by notifying the Borrower and each Lender of its intention that such Deal Site be used for such purpose (whereupon each such Lender or the Obligors' Agent or the Facility Agent may so satisfy such obligations).
(b)	Any costs and expenses incurred by the Facility Agent in relation to the Deal Site shall be for the account of the Obligors' Agent. If applicable, the Obligors' Agent hereby agrees to the use of its logo on the Deal Site.
(c)	The Facility Agent shall, at its discretion or upon request of the relevant Party, disclose the website (or other electronic) address of and any relevant password specifications for the Deal Site ("Access Information") to one or more officers, directors, employees or other representatives ("Representatives") of each Party that the Facility Agent has elected to deliver information to or receive information from through the Deal Site.
(d)	Each Party using the Deal Site agrees to:
(i)	keep all Access Information confidential and not to disclose it to anyone, other than such of its Representatives as it has requested the Facility Agent to provide Access Information to; and
(ii)	ensure that all persons to whom they give access can properly receive the information available on the Deal Site, including (in the case of a Lender) under Clause 24 (Disclosure of Information).
(e)	If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Facility Agent shall provide communications to the affected Parties by another means as contemplated by this Clause 30. A Party will notify the Facility Agent promptly if it is (despite being in receipt of the relevant Access Information) unable to access or use the Deal Site or if it becomes aware that the Deal Site is or has been infected by an electronic virus or similar software.

(f)	Each of the Parties agrees that: (i) the Facility Agent shall not be liable for any cost, loss or liability incurred by any Party as a result of its access or use of the Deal Site or its inability to access or use the Deal Site; and (ii) the Facility Agent is under no obligation to monitor access to or the availability of the Deal Site.
(g)	The Facility Agent may terminate a Deal Site at any time. If such termination occurs whilst amounts remain outstanding under the Facility the Facility Agent shall (unless such termination arises as a result of technical failure of the Deal Site (including as a result of infection by an electronic virus or similar software) or as a result of a concern as to the security and confidentiality of the Deal Site), if reasonably practicable, give not less than 3 days' prior notice to each affected Party of such termination.
30.5	Reliance
(a)	Any notice sent under this Clause 30 can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if bears what appears to be the signature (original or facsimile) of any authorised signatory of the sender or, as applicable, if it is sent from an email address notified for this purpose pursuant to Clause 30.4 (Use of a Deal Site by the Facility Agent) (in each case, without the need for further enquiry or confirmation).
(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.
30.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by any Transaction Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES
31.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
31.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or in any case where the practice in the London interbank market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS
34.1	Required consents
(a)	Subject to Clause 34.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.
34.2	Exceptions
(a) An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(ii)	an extension to the date of payment of any amount under the Finance Documents;
(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(iv)	any release of any Transaction Security (other than in accordance with the terms of the Security Document(s) governing such Transaction Security);
(v)	an increase in or an extension of any Commitment;
(vi)	a change to an Obligor (other than an accession of any Additional Guarantor);
(vii)	any provision of this Agreement or other Finance Documents which expressly requires the consent of all the Lenders;
(viii)	the nature or scope or release of the guarantee and indemnity granted under Clause 17; or
(ix)	Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34, shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of a Transaction Agent or the Mandated Lead Arranger and Bookrunner may not be effected without the consent of that Transaction Agent or the Mandated Lead Arranger and Bookrunner. The Borrower and each Transaction Agent or the Mandated Lead Arranger and Bookrunner, as applicable, may amend or waive a term of a Fee Letter to which they are parties.

35.	COUNTERPARTS
Each Finance Document and any Transfer Certificate may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document or, as the case may be, Transfer Certificate.

36.	GOVERNING LAW
This Agreement and all non-contractual obligations arising from or in connection with this Agreement, are governed by Hong Kong law.

37.	ENFORCEMENT
37.1	Jurisdiction of Hong Kong courts
(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").
(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
37.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, any Guarantor which is not incorporated in Hong Kong:
(a)	irrevocably appoints the Borrower (the "Process Agent") as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document to which it is a party; and
(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.
The Borrower hereby accepts such appointment.
37.3	Waiver of Immunity
Each Obligor hereto waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:
(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and
(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Lenders

Name of Original Lender	Commitment (US$)
Standard Chartered Bank (Hong Kong) Limited	US$25,000,000
Bank of Shanghai (Hong Kong) Limited	US$30,000,000
Nanyang Commercial Bank, Limited	US$30,000,000
Ping An Bank Company Ltd. China (Shanghai) Pilot Free Trade Zone Branch	US$30,000,000
Shanghai Rural Commercial Bank Zhangjiang Hi-Tech Branch	US$25,000,000
China CITIC Bank International Limited	US$20,000,000
Tai Fung Bank Limited	US$20,000,000
Total	US$180,000,000

SCHEDULE 2

Part I

Conditions Precedent

1.        The Original Obligors
(a)	A copy of the constitutional documents of each of the Original Obligors.
(b)	A copy of a resolution of the board of directors of each of the Original Obligors:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute such Finance Documents on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with such Finance Documents; and
(iv)	in the case of each of the Original Guarantors, resolving that it is in the best interests of that Original Guarantor to enter into the transactions contemplated by such Finance Documents to which it is a party, giving reasons.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)	A copy of a resolution signed by all the holders of the issued shares of each Original Guarantor (other than the Parent Guarantor and Guarantor D), approving the terms of, and the transactions contemplated by any Finance Document to which it is a party.
(e)	A certificate of a director of each Original Obligor confirming that:
(i)	in the case of the Borrower, except as otherwise contemplated in Clause 18.3 (Non-conflict with other obligations), borrowing or securing the Total Commitments would not cause any borrowing, security or similar limit binding on the Borrower to be exceeded; or
(ii)	in the case of any Original Guarantor, except as otherwise contemplated in Clause 18.3 (Non-conflict with other obligations), guaranteeing the Total Commitments would not cause any guarantee limit binding on it to be exceeded and in the case of Guarantor B, no Default (as defined in the Notes) is continuing;

(iii)	each of the representations and warranties made by it under Clause 18 (Representations) of this Agreement are true and correct in all material respects.
(f)	A certificate of a director of each Original Obligor certifying that each copy document relating to it specified in and delivered pursuant to this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(g)	In respect of Guarantor B incorporated in the BVI, a copy of a certificate of incumbency issued by its registered agent in the BVI and a certificate of good standing issued by the Registrar.
2.	Legal opinions
(a)	A legal opinion in relation to Hong Kong law from Baker & McKenzie, Hong Kong, legal counsel to the Facility Agent and the Original Lenders substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(b)	A legal opinion in relation to BVI law from Walkers, legal counsel to the Facility Agent and the Original Lenders substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(c)	A legal opinion in relation to Nevada law from Snell & Wilmer LLP, legal counsel to the Facility Agent and the Original Lenders substantially in the form distributed to the Original Lenders prior to the signing of this Agreement.
(d)	A legal opinion in relation to UAE law from Baker & McKenzie.Habib Al Mulla, legal counsel to the Facility Agent and the Original Lenders substantially in the form distributed to the Original Lenders prior to signing this Agreement.
3.	Other documents and evidence
(a)	This Agreement and each Fee Letter duly executed by the parties thereto.
(b)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent reasonably considers to be necessary or desirable (if it has notified the Borrower prior to the date of this Agreement by the Borrower) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(c)	The Original Financial Statements.

(d)	Each of the Account Charge, each Share Charge (and the documents required to be delivered on the date of its execution) and the Assignment of Loans duly executed (but in each case, left undated pending the making of the first Utilisation on the first Utilisation Date and the full redemption of the Notes on 29 August 2016) by the parties thereto.
(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.
(f)	Any documentation reasonably requested by any Finance Party to enable it to carry out and be satisfied with the results of applicable "know your customer" requirements or anti-money laundering or other procedures under applicable law and regulations for the purposes of entry into and payments under the Finance Documents.
(g)	If the Notes are not yet redeemed in full at such time, a copy (certified by a director of Guarantor D) of the consent letter issued by HSBC Bank Middle East Limited (as a bilateral lender of Guarantor D under certain general banking facility (the "HSBC Facility")) either (i) agreeing to the granting of the guarantee by Guarantor D under the terms of this Agreement or (ii) otherwise waiving the relevant restrictions under the HSBC Facility (or of similar effect) so that the granting of the guarantee by Guarantor D hereunder would not result in a breach of the HSBC Facility.
(h)	Evidence that (i) the DSRA is maintained with the Account Bank and (ii) the credit balance of the DSRA is not less than or will (by the first Utilisation Date) be not less than, the Interest Reserve Amount (calculated with reference to the amount of the proposed first Utilisation).
(i)	If the Notes are fully redeemed, evidence of such full redemption.

Part II

Conditions Precedent Required To Be
 Delivered By an Additional Guarantor
1.	A copy of the constitutional documents of the Additional Guarantor.
2.	A copy of a resolution of the board of directors of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and this Agreement and resolving that it execute the Accession Letter;
(b)	authorising a specified person or persons to execute the Accession Letter on its behalf;
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement; and
(d)	resolving that it is in the best interests of the Additional Guarantor to enter into the transactions contemplated by the Accession Letter, giving reasons.
3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above and certified copy of the personal identification document of each person authorised by the resolution referred to in paragraph 2 above.
4.	A copy of a resolution signed by all the holders of the issued shares in the Additional Guarantor, approving the terms of the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.
5.	A certificate of a director of the Additional Guarantor certifying that:
(a)	each copy document listed in and delivered pursuant to this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter; and
(b)	guaranteeing the Total Commitments would not cause any guarantee or similar limit binding on it to be exceeded;
6.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent reasonably considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of the Accession Letter.
7.	If available, a copy of the latest audited financial statements of the Additional Guarantor.
8.	A legal opinion of Baker & McKenzie, legal advisers to the Lenders and the Facility Agent in Hong Kong.

9.	If the Additional Guarantor is incorporated in a jurisdiction other than Hong Kong, a legal opinion of the legal advisers to the Lenders and the Facility Agent in the jurisdiction in which the Additional Guarantor is incorporated.

SCHEDULE 3

Part I

Form Of Utilisation Request

From:	Xinda Holding (HK) Company Limited (as Borrower)
To:	Standard Chartered Bank (as Facility Agent) [date]
Dear Sirs
Xinda Holding (HK) Company Limited – US Dollar Term Loan
Facility Agreement dated [         ] 2016 (the "Facility Agreement")
1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.
2.	We wish to borrow the following Loan on the following terms:
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount of Loan: Interest Period:	US$[ ] or, if less, the Available Facility [ ] Month[s]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request and, unless we notify to you to the contrary, you may assume that each such condition shall remain satisfied on the proposed Utilisation Date by reference to facts and circumstances then existing.
4.	The Loan shall [first of all, be applied by the Facility Agent towards payment of arrangement fee as set out in the Fee Letter as referred to in Clause 11.1 (Arrangement fee) and funding of the Interest Reserve Amount required for the making of this Loan and then] be applied for the purposes stated in Clause 3.1 (Purpose) and the proceeds of this Loan should be credited to the following account[1]:

1 In respect of the first Utilisation, this should be the following account as designated by the trustee of the Notes unless the Notes are fully redeemed before the first Utilisation Date  (unless otherwise informed by the trustee of the Notes in writing):
To: CITIBANK N.A. New Work SWIFT CITIUS33
Account/IBAN: 10990765
Favour: Citibank N.A., London office, SWIFT: CITIGB2L
Reference: GATS US312086AA95

Account no.:
Account bank:
5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
Xinda Holding (HK) Company Limited

Part II

 Selection Notice

From:	Xinda Holding (HK) Company Limited (as Borrower)
To:	Standard Chartered Bank (as Facility Agent)
Dated:

Dear Sirs
Xinda Holding (HK) Company Limited – US Dollar Term Loan
Facility Agreement dated [         ] 2016 (the "Facility Agreement")
1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement shall have the same meaning in this Selection Notice.
2.	We refer to the Loan with an Interest Period ending on [ ] and request that the next Interest Period for such Loan is [ ] Month[s].
3.	This Selection Notice is irrevocable.

Yours faithfully

…..................................
authorised signatory for
 Xinda Holding (HK) Company Limited

Part III

Form of Accession Letter

To:	Standard Chartered Bank (Hong Kong) Limited as Facility Agent
From:	[name of Additional Guarantor] and Xinda Holding (HK) Company
Dated:

Dear Sirs

Xinda Holding (HK) Company Limited – US Dollar Term Loan
Facility Agreement dated [         ] 2016 (the "Facility Agreement")
1.	We refer to the Facility Agreement. Terms used in the Facility Agreement shall have the same meaning in this Accession Letter.
2.	[name of Additional Guarantor] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 25.2 (Accession as Additional Guarantor) of the Facility Agreement. [name of Additional Guarantor] is a company duly incorporated under the laws of [place of incorporation] and [•]% of its issued share capital is beneficially owned by the Parent Guarantor.
3.	The administrative details of [name of Additional Guarantor] are as follows:
Address:
Fax No:
Attention:
4.	We confirm that no Default is continuing or would occur as a result of [name of Additional Guarantor] becoming an Additional Guarantor.
5.	This letter is governed by Hong Kong law.
This Accession Letter is duly executed as a deed on the above date.

THE COMMON SEAL of	)
[NAME OF ADDITIONAL GUARANTOR]	) )
was affixed in the presence of:	)
[Director]	)
Witness:	)

THE COMMON SEAL of	)
XINDA HOLDING (HK) COMPANY LIMITED	) )
was affixed in the presence of:	)
[Director]	)
Witness:	)

SCHEDULE 4
Form of Transfer Certificate

Form of Accession Letter

To:	Standard Chartered Bank (as Facility Agent) [date]
From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dear Sirs
Xinda Holding (HK) Company Limited – US Dollar Term Loan
Facility Agreement dated [         ] 2016 (the "Facility Agreement")
1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.
2.	We refer to Clause 23.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).
(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address, fax number, email address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.
3.	The New Lender hereby confirms that it has received a copy of the Facility Agreement together with such other information in connection with the transfer and expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).
4.	The New Lender confirms that it is a "New Lender" within the meaning of Clause 23.1 (Assignments and transfers by the Lenders).
5.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.
6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
7.	This Transfer Certificate is governed by Hong Kong law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

Transfer Details:
Participation Transferred
Commitment Transferred
Drawn Amount:	US$[ ]
Undrawn Amount:	US$[ ]

Administration Details:
Details of New Lender's Receiving Account:	[ ][2]
For credit matters:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]
Attn/Ref:	[ ]

For operation matters:

Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]
Attn/Ref:	[ ]

[Existing Lender]	[New Lender]
By:	By:
Name:	Name:
Designation:	Designation:
Date:	Date:

2 Please specify SWIFT code, account number and account name.

This Transfer Certificate is signed by the Facility Agent by way of its acknowledgement of receipt and the Transfer Date is confirmed as [           ].
[ ] (as Facility Agent)
By:

Note1:	It is the New Lender's responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full entitlement of all the Finance Documents.

SCHEDULE 5
 Form of Compliance Certificate

From:	China XD Plastics Company Limited
To:	Standard Chartered Bank (as Facility Agent) [date]
Dear Sirs
Xinda Holding (HK) Company Limited – US Dollar Term Loan
Facility Agreement dated [         ] 2016 (the "Facility Agreement")
1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.
2.	We confirm that as at the date of the attached financial statements:
[Insert details  calculations]
(a)	the Consolidated Tangible Net Worth as of the end of the financial period covered by the enclosed financial statements is US$[] which is not less than US$550,000,000;
(b)	the ratio of the Consolidated Net Borrowings to the Consolidated Tangible Net Worth, in respect of the financial period covered by the enclosed financial statements, is [ ]% which does not exceed 100%;
(c)	the ratio of the Consolidated Net Borrowings to the Consolidated EBITDA in respect of the financial period covered by the enclosed financial statements is [ ]% which does not exceed 350%; and
(d)	the Consolidated EBITDA to the Consolidated Interest Expense in respect of the financial period covered by the enclosed financial statements is [ ] to 1.0 which is not less than 2.5 to 1.0.
3.	[We confirm that no Default is continuing.]¬

Signed:	…..............................................
Director
of
China XD Plastics Company Limited

¬	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6
Form of Subordination Deed

SCHEDULE 1

SCHEDULE 7
Corporate Structure Chart

公司组织架构图

中国XD塑料有限公司China XD Plastics Company Limited
（注册地：美国内华达州）(Registered Place: NV State, U.S.)
100%
辉海有限公司Favor Sea Limited
（注册地：英属维尔京群岛）(Registered Place: British Virgin Islands)
100%
境外
Offshore
100%
迪拜复合材料有限公司
Al Composites Materials FZE
（注册地：阿联酋）(Registered Place: UAE)
鑫达控股（香港）有限公司
Xinda Holding (HK) Company Limited
（注册地：中国香港）(Registered Place: HK, China)
100%
鑫达（香港）贸易有限公司
Xinda (HK) Trade Company Limited
（注册地：中国香港）(Registered Place: HK, China)
100%
100%
鑫达中投（北京）投资控股有限公司
Xinda CI(Beijing)Investment
Holding Company Limited
（注册地：中国北京）
黑龙江鑫达企业集团有限公司
Heilongjiang Xinda Enterprise
Group Company Limited
（注册地：中国哈尔滨经开区）
(Registered Place : Harbin Economic
Development Zone, PRC)
100%
鑫达（黑龙江）投资有限公司
（注册地：中国哈尔滨高开区）
(Registered Place: Harbin
Hi-tech Development Zone , PRC)
境内
Onshor
100%
黑龙江鑫达复合材料有限公司
Heilongjiang Xinda Composite
Materials Company Limited
（注册地：中国哈尔滨江南中环路
Registered Place: Central
Jiangnan Road ,Harbin, PRC ）
100%
四川鑫达企业集团有限公司
Sichuan Xinda Enterprise
Group Company Limited
（注册地：中国南充顺庆区）
(Registered Place: Shunqing
District, Nanchong, China)
100%
黑龙江鑫达软件开发
有限责任公司
Heilongjiang Xinda
Software Development
Company Limited
（注册地：中国哈尔滨经开区）
(Registered Place:
Harbin Economic
Development
Zone, PRC)
100%
黑龙江鑫达企业集团
梅园培训中心有限公司
Heilongjiang Xinda Enterprise
Group Meiyuan Training
Center Company Limited
（注册地：中国哈尔滨经开区）
(Registered Place: Harbin
Economic Development
Zone, PRC)

SIGNATURE PAGE
As Borrower
XINDA HOLDING (HK) COMPANY LIMITED
By:

Address:	19TH Floor, NCF(Wang Xin) Building, No.28 Xiao Yun Road, Chaoyang District, Beijing, 100016, the PRC

Attention:	Wang Ying

Facsimile:	N/A

Telephone:	+86 13811297445

Email:	bjjc@cnxd.net / pierre1975@qq.com

As Original Guarantor
Executed as a deed
CHINA XD PLASTICS COMPANY LIMITED
a Nevada limited liability company

By:         _____________________
Name:    _____________________
Title:     _____________________

Address:	19TH Floor, NCF(Wang Xin) Building, No.28 Xiao Yun Road, Chaoyang District, Beijing, 100016, the PRC

Attention:	Wang Ying

Facsimile:	N/A

Telephone:	+86 13811297445

Email:	bjjc@cnxd.net / pierre1975@qq.com

As Original Guarantor
Executed as a deed
The Common Seal of	)
FAVOR SEA LIMITED (輝海有限公司))
was affixed in the presence of:	)

Address:	19TH Floor, NCF(Wang Xin) Building, No.28 Xiao Yun Road, Chaoyang District, Beijing, 100016, the PRC

Attention:	Wang Ying

Facsimile:	N/A

Telephone:	+86 13811297445

Email:	bjjc@cnxd.net / pierre1975@qq.com

As Original Guarantor
Executed as a deed
The Common Seal of	)
XINDA (HK) TRADING COMPANY	)
was affixed in the presence of:	)

Address:	19TH Floor, NCF(Wang Xin) Building, No.28 Xiao Yun Road, Chaoyang District, Beijing, 100016, the PRC

Attention:	Wang Ying

Facsimile:	N/A

Telephone:	+86 13811297445

Email:	bjjc@cnxd.net / pierre1975@qq.com

As Original Guarantor
EXECUTED AS A DEED by	)
_______________________________	)
for and on behalf of, AL COMPOSITES MATERIALS FZE	)_________________________________
) Name ) Title

Address:	Plot no. S31004 and Warehouse no. RA07BB01, P.O. Box No. 263105, Dubai, UAE

Attention:	Wang Ying

Facsimile:	N/A

Telephone:	+86 13811297445

Email:	bjjc@cnxd.net / pierre1975@qq.com

Copy to:
Address:	19TH Floor, NCF(Wang Xin) Building, No.28 Xiao Yun Road, Chaoyang District, Beijing, 100016, the PRC

Attention:	Wang Ying

Facsimile:	N/A

Telephone:	+86 13811297445

Email:	bjjc@cnxd.net / pierre1975@qq.com

As Mandated Lead Arranger and Bookrunner
STANDARD CHARTERED BANK (HONG KONG) LIMITED
By:

As Original Lender
STANDARD CHARTERED BANK (HONG KONG) LIMITED
By:

As Mandated Lead Arranger and Original Lender
BANK OF SHANGHAI (HONG KONG) LIMITED
By:

As Mandated Lead Arranger and Original Lender
NANYANG COMMERCIAL BANK, LIMITED
By:

As Mandated Lead Arranger and Original Lender
PING AN BANK COMPANY LTD. CHINA (SHANGHAI)
 PILOT FREE TRADE ZONE BRANCH
By:

As Mandated Lead Arranger and Original Lender
SHANGHAI RURAL COMMERCIAL BANK ZHANGJIANG HI-TECH BRANCH
By:

As Lead Arranger and Original Lender
CHINA CITIC BANK INTERNATIONAL LIMITED
By:

As Lead Arranger and Original Lender
TAI FUNG BANK LIMITED
By:

As Facility Agent and Security Agent
STANDARD CHARTERED BANK (HONG KONG) LIMITED
By:
Address:	11/F., Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong

Attention:	CAT Transaction Management Group

Facsimile:	(852) 2810 0180

Email:	Paulinetl.lee@sc.com/ Priscilla.Lee@sc.com